Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

HEARTWARE INTERNATIONAL, INC.,

CHRONOS MERGER SUB INC.,

CIRCULITE, INC.

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

as the Securityholder Representative

Dated as of December 1, 2013

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Surviving Charter
Exhibit B	Surviving By-laws
Exhibit C	Form of Paying Agency Agreement
Exhibit D	Form of Letter of Transmittal
Exhibit E Exhibit F	Registration Rights Agreement Form of Accredited Investor Certificate
Exhibit G	Management Sale Bonus Plan
Exhibit H	Synergy System Improvements
Exhibit I	Form of 280G Waiver
Exhibit J	Joint Press Release
Exhibit K	Form of Confidentiality Agreement

INDEX OF SCHEDULES

Schedule	Description
Schedule 3.8	No Company Material Adverse Effect; Absence of Certain Developments

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 1, 2013 by and among HeartWare International, Inc., a Delaware corporation (“Parent”), Chronos Merger Sub Inc., a Delaware corporation and wholly-owned indirect subsidiary of Parent (“Merger Sub”), CircuLite, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the representative of the Company Securityholders (the “Securityholder Representative”).

RECITALS

WHEREAS, the Board of Directors of Parent has unanimously (i) determined that it is advisable and in the best interests of Parent and its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein, and (ii) adopted this Agreement and approved (A) the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the “Merger”), and (B) the other transactions contemplated by this Agreement (such transactions, together with the Merger, the “Transactions”);

WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is advisable and in the best interests of Merger Sub for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and (ii) approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement to the stockholders of the Company for adoption, and (iv) recommended to the stockholders of the Company that they adopt this Agreement; and

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, following the execution of this Agreement and prior to the Closing, the Company shall obtain the irrevocable adoption of this Agreement under the Delaware General Corporation Law (the “DGCL”) and the Company’s Certificate of Incorporation pursuant to an action by written consent in lieu of a meeting of stockholders (the “Stockholder Written Consent”) duly executed by stockholders of the Company who together hold (i) a majority of the outstanding shares of Company Common Stock (including outstanding shares of Company Preferred Stock on an as-converted to Company Common Stock basis) as a single class, and (ii) a majority of the outstanding shares of Company Preferred Stock (on an as-converted to Company Common Stock basis) as a single class.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms.

(a) For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition Expenses” shall mean: (i) any fees and expenses incurred by the Company or its Subsidiary, whether on its own behalf or on the behalf of the Company Securityholders, in connection with (x) the negotiation, execution and delivery of this Agreement and the other Transaction Documents, and (y) the consummation of the Transactions (including all legal, accounting and investment banking fees and expenses, whether payable in connection with the Closing, a Milestone Payment, Revenue Payment or otherwise); (ii) any payments payable by the Company or its Subsidiary to any director, officer or employee of, or consultant or independent contractor to, the Company or its Subsidiary in connection with the Transactions, including any transaction, sale, change-of-control or “stay-put” bonuses (including the Management Sale Bonus Plan and all employer Taxes incurred in connection with all payments thereunder, other than with respect to the Closing Payment) whether payable in connection with the Closing, a Milestone Payment, a Revenue Payment or otherwise, other than any Merger Consideration payable to such Person in his or her capacity as a Company Securityholder; and (iii) any financing termination fees or other amounts payable by the Company or its Subsidiary to the lenders under the Loan and Security Agreement or any other Contract evidencing Indebtedness in connection with the Transactions.

“Action” shall mean any action, litigation, claim, demand, dispute, complaint, suit, proceeding, audit, arbitration, mediation or investigation by or before any Governmental Authority.

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Benefit Plan” shall mean any pension, profit-sharing, savings, retirement, employment, consulting, severance, termination, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life insurance, Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, including each “employee benefit plan” within the meaning of ERISA, but excluding “multiemployer plans” (within the meaning of Section 3(37) of ERISA), in any case (i) under which any current or former director, officer or employee of, or consultant or independent contractor to, the Company or its Subsidiary has any present or future right to benefits and that is maintained, sponsored or contributed to by the Company or its Subsidiary or (ii) with respect to which the Company or its Subsidiary has any material liability.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in New York, New York are authorized or obligated by law or executive order to close.

“Cash Amount” shall mean an amount in cash equal to the sum of (i) the Closing Date Indebtedness (as set forth in the Closing Statement), plus (ii) the Acquisition Expenses, less amounts required to be funded in Parent Shares under the Management Sale Bonus Plan at Closing (as set forth in the Closing Statement); provided, that in no event shall such amount exceed $13 million.

“CE Mark” shall mean the “C E” marking (or such other successor marking to the “C E” marking) required under applicable Laws for the importation, promotion, pricing, marketing and sale of a Product in the European Economic Area.

“Closing Consideration Preferred Recipients” shall mean those Company Preferred Stockholders who are entitled to receive in the Merger, in respect of their shares of Company Preferred Stock, the remainder of the Closing Payment pursuant to and in accordance with Section 2.14(a)(iv), the Company Organizational Documents and the Company Funding Documents.

“Closing Date Indebtedness” shall mean the Indebtedness of the Company and its Subsidiary outstanding as of immediately prior to the Closing.

“Closing Payment” shall mean (x) a number of Parent Shares equal to (A) $30,000,000, divided by (B) the Parent Share Closing Price, minus (y) the number of Parent Shares equal to (A) the Cash Amount, divided by (B) the Parent Share Closing Price.

“Closing Statement” shall mean the statement prepared by the Company (in accordance with the same accounting principles and methodologies used to prepare the Financial Statements) setting forth the Acquisition Expenses due and payable as of immediately prior to the Closing (other than amounts required to be funded under the Management Sale Bonus Plan at Closing) and the Closing Date Indebtedness.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Common Stock” shall mean the common stock of the Company, par value $0.00001 per share.

“Company Common Stockholders” shall mean the holders of Company Common Stock, as of immediately prior to the Effective Time, taken together.

“Company Fundamental Representations” shall mean the representations and warranties of the Company set forth in Section 3.1 (Organization and Qualification), Section 3.2 (Authorization of Agreement), Section 3.3 (Subsidiary of the Company), Section 3.4 (Capitalization), Section 3.5 (No Conflict; Required Filings and Consents), the second sentence of Section 3.7(c) (Company Financial Statements), Section 3.13 (Taxes), and Section 3.18 (Brokers).

“Company Funding Documents” shall mean, collectively, (i) the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 23, 2011, by and among the Company and the Company Securityholders listed on Schedules A and B thereto; (ii) the Fourth Amended and Restated Investors’ Rights Agreement, dated as of November 23, 2011, by and among the Company and the Company Securityholders on Schedule A thereto; and (iii) the Third Amended and Restated Voting Agreement, dated as of November 23, 2011, by and among the Company and the Securityholders listed on Schedules A and B thereto.

“Company Indemnifying Parties” shall mean, with respect to the indemnification obligations of the Company Securityholders under this Agreement, the Company Securityholders.

“Company Intellectual Property” shall mean the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” shall mean any licenses of Intellectual Property (i) from the Company or its Subsidiary to any third party, excluding licenses to customers and end users granted in the ordinary course of business, and (ii) to the Company or its Subsidiary from any third Person.

“Company Material Adverse Effect” shall mean any event, change, development, or effect that has had or is reasonably likely to have, either individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, business, condition or results of operations of the Company and its Subsidiary, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that none of the following (including any event, change, development or effect that arises out of or is related to any of the following) shall be deemed, either individually or in the aggregate, to constitute a Company Material Adverse Effect for purposes of the foregoing clause (a): (i) any general condition affecting (A) the industries or markets in which the Company and its Subsidiary conduct business or (B) the competitors of the Company and its Subsidiary; (ii) any general business, economic or political conditions, either worldwide, in the United States or in Federal Republic of Germany; (iii) any event, change, development or effect affecting the financial, credit or securities markets in the United States or in any other country or region, including changes in interest rates or foreign exchange rates; (iv) any occurrence, outbreak, escalation, threat or worsening of war, armed hostilities, acts of terrorism (including cyber terrorism or hacking), civil disturbance, rioting or acts of sabotage or any governmental or other response to any of the foregoing, in each case, whether or not involving the United States or the Federal Republic of Germany; (v) any occurrence, outbreak, escalation, threat or worsening of any act of god, epidemic, fire, flood, earthquake, volcanic eruption, severe weather, or other national or international disaster, calamity, crisis or emergency or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or the Federal Republic of Germany; (vi) any event, change, development or effect related to or resulting from the Transactions or the announcement or pendency thereof (including (A) any actions by customers, suppliers or competitors, (B) any loss of personnel, suppliers or customers, or (C) the delay or cancellation of orders for services and products) (provided, that this clause (vi) shall not apply with respect to the representations and warranties set forth in Section 3.5 (No Conflict; Required Filings and Consents) and Section 3.16 (Material Contracts)); (vii) any change (or proposed change) in applicable accounting requirements or principles or applicable Laws in the geographic regions in which the Company and its Subsidiary operate or in the markets for the Company’s and its Subsidiary’s products, or the implementation thereof after the date of this Agreement; (viii) any action taken (or omitted to be taken) by the Company or its Subsidiary to the extent required by this Agreement or at Parent’s written request; (ix) any failure, in and of itself, of the Company to meet its financial projections (it being understood that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred); (x) any event, change, development or effect resulting from a breach of the Transaction Documents by Parent or Merger Sub; and (xi) any event, change, development or effect resulting from the identity of Parent or its respective Affiliates (provided, that this clause (xi) shall not apply with respect to the representations and warranties set forth in Section 3.5 (No Conflict; Required Filings and Consents) and Section 3.16 (Material Contracts)); except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v) to the extent that the business of the Company and its Subsidiary, taken as a whole, is materially and disproportionately adversely affected by such events, changes, developments or effects relative to other similarly situated participants operating in the industries in which the Company and its Subsidiary operate.

“Company Plan” shall mean any Benefit Plan other than a Foreign Plan.

“Company Preferred Stock” shall mean the Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock, taken together.

“Company Preferred Stock Warrant Holders” shall mean the holders of Company Preferred Stock Warrants, as of immediately prior to the Effective Time, taken together.

“Company Preferred Stock Warrants” shall mean the Company Series A Preferred Stock Warrants, the Company Series B Preferred Stock Warrants, the Company Series C Preferred Stock Oversubscription Warrants, the Company Series C Preferred Stock Warrants and the Company Series D Preferred Stock Warrants, taken together.

“Company Preferred Stockholders” shall mean the holders of Company Preferred Stock, as of immediately prior to the Effective Time, taken together.

“Company Securities” shall mean the Company Preferred Stock, Company Common Stock, the Company Preferred Stock Warrants and the Company Options, taken together.

“Company Securityholders” shall mean the Company Stockholders, Company Preferred Stock Warrant Holders and Company Vested Optionholders, in each case as of immediately prior to the Effective Time, taken together.

“Company Series A Preferred Stock” shall mean the Series A Convertible Preferred Stock of the Company, par value $0.00001 per share.

“Company Series A Preferred Stock Warrants” shall mean the warrants for the purchase of Company Series A Preferred Stock issued pursuant to warrant agreements by and among the Company and the holders thereof.

“Company Series B Preferred Stock” shall mean the Series B Convertible Preferred Stock of the Company, par value $0.00001 per share.

“Company Series B Preferred Stock Warrants” shall mean the warrants for the purchase of Company Series B Preferred Stock issued pursuant to warrant agreements by and among the Company and the holders thereof.

“Company Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock of the Company, par value $0.00001 per share.

“Company Series C Preferred Stock Oversubscription Warrants” shall mean the oversubscription warrants for the purchase of Company Series C Preferred Stock issued pursuant to warrant agreements by and among the Company and the holders thereof.

“Company Series C Preferred Stock Warrants” shall mean the warrants for the purchase of Company Series C Preferred Stock issued pursuant to warrant agreements by and among the Company and the holders thereof.

“Company Series D Preferred Stock” shall mean the Series D Convertible Preferred Stock of the Company, par value $0.00001 per share.

“Company Series D Preferred Stock Warrants” shall mean the warrants for the purchase of Company Series D Preferred Stock issued pursuant to warrant agreements by and among the Company and the holders thereof.

“Company Stock” shall mean the Company Common Stock and the Company Preferred Stock, taken together.

“Company Stockholder Approvals” shall mean the affirmative vote, whether at a stockholders meeting or in connection with the Stockholder Written Consent, of: (i) the holders of the outstanding shares of Company Common Stock and Company Preferred Stock, voting together as a single class and on an as-converted to Company Common Stock basis, with each such holder being entitled to one vote per share of Company Common Stock, holding at least a majority of the votes which could be cast by the holders of all outstanding shares of Company Stock in favor of the adoption of this Agreement; and (ii) the holders of the outstanding shares of Company Preferred Stock, voting together as a single class and on an as-converted to Company Common Stock basis, with each such holder being entitled to one vote per share of Company

Common Stock, holding at least a majority of the votes which could be cast by the holders of all outstanding shares of Company Preferred Stock, in favor of the adoption of this Agreement.

“Company Stockholders” shall mean the Company Common Stockholders and the Company Preferred Stockholders, in each case as of immediately prior to the Effective Time, taken together.

“Company Vested Optionholders” shall mean the holders of Company Vested Options, as of immediately prior to the Effective Time, taken together.

“Confidentiality Agreement” shall mean the Confidentiality Agreement by and between the Company and Parent, dated May 15, 2013.

“Contingent Payment Date” means, as applicable, a Milestone Payment Date or a Revenue Payment Date.

“Contract” shall mean any written or oral contract, agreement, indenture, note, bond, lease, sublease, mortgage, license, sublicense, undertaking or other binding obligation.

“Cumulative Contingent Payment Amount” shall mean, in respect of a Milestone Payment or Revenue Payment, as applicable, the sum of (i) the amount of such Milestone Payment or Revenue Payment, plus (ii) the amount(s) of any Milestone Payments and Revenue Payments previously paid pursuant to Section 2.16.

“Damages” shall mean any damages, losses, liabilities, fines, fees, costs, claims, interest, awards, judgments, penalties and expenses, including reasonable legal fees, costs and expenses related thereto.

“Distributable Closing Consideration” shall mean the number of Parent Shares included in the Closing Payment less the number of Parent Shares required to be funded under the Management Sale Bonus Plan at Closing.

“Enforceability Exceptions” shall mean (i) any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and (ii) any legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

“Environmental Laws” shall mean any Laws relating to pollution or to the protection of the environment, or, as such relates to exposure to or the handling of Hazardous Substances, safety and health.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“FDA” shall mean the United States Food and Drug Administration.

“Food and Drug Act” shall mean the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.).

“Fully Diluted Amount” shall mean, as of any date of determination and with respect to any Milestone Payment or Revenue Payment, as applicable, without duplication, a number of shares of Company Common Stock equal to (i) the number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (excluding shares of Company Common Stock canceled pursuant to Section 2.8(b) and other than Dissenting Shares), plus (ii) the number of shares of Company Common Stock issuable upon the conversion of all of the shares of Company Preferred Stock issued and outstanding as of immediately prior to the Effective Time (excluding shares of Company Preferred Stock canceled pursuant to Section 2.9(b) and other than Dissenting Shares) pursuant to the Company Organizational Documents and the Company Funding Documents, plus (iii) the number of shares of Company Common Stock underlying Company Preferred Stock underlying Participating Company Preferred Stock Warrants as of such date of determination, plus (iv) the number of shares of Company Common Stock that are underlying Participating Company Options as of such date of determination.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean: (i) any federal, state, provincial, local, foreign or international government authority or regulatory authority or Notified Body; (ii) any governmental commission, department, board, bureau, agency or instrumentality; (iii) any court, tribunal, arbitrator or arbitral body (public or private); or (iv) any political subdivision of any of the foregoing.

“Hazardous Substance” shall mean any substance, waste, liquid or gaseous or solid matter which is or is deemed to be radioactive, hazardous, hazardous waste, solid or liquid waste, toxic, a pollutant, a deleterious substance, a contaminant or a source of pollution or contamination, including any petroleum or petroleum byproduct, asbestos or toxic mold, in each case regulated by, or with respect to which liability can be imposed pursuant to, any Environmental Laws.

“Health Care Laws” shall mean, collectively, the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion Laws (42 U.S.C. § 1320a-7), the Food and Drug Act, the Social Security Act, Laws that require the disclosure of payments to Health Care Professionals, Laws relating to confidentiality of patient identifiable information, and the regulations promulgated or the agreements executed pursuant to such Laws (or any analogous or similar provisions under foreign Law).

“Indebtedness” shall mean, with respect to the Company or its Subsidiary, without duplication: (i) any indebtedness for borrowed money, whether current, short-term or long-term, secured or unsecured, including the principal, interest and fees owing under the Loan and Security Agreement; (ii) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments; (iii) any obligations under conditional sale, title retention or similar agreements or agreements creating an obligation with respect to the deferred purchase price of property, securities or other assets (including “earn-out” payments); (iv) any capital lease obligations (other than capital lease obligations in respect of office equipment); (v) any net obligations in respect of interest rate and currency swaps, collars, caps, hedges or similar arrangements; (vi) any accrued interest, premiums, penalties and other obligations relating to the foregoing payable in connection with the repayment thereof on or prior to the Closing Date; and (vii) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person other than the Company or its Subsidiary; provided, however, that “Indebtedness” shall not include: (A) any intercompany Indebtedness owing by the Company to its Subsidiary or to the Company by its Subsidiary, (B) any leases (other than capital leases), (C) any accounts payable of the Company or its Subsidiary to any third party (other than a Company Securityholder) incurred in the ordinary course of business, (D) the Irrevocable Standby Letter of Credit, issued on December 17, 2012, with Glenpointe Associates as beneficiary and the Company as the applicant, for as long, and only to the extent, it remains undrawn or (E) any outstanding principal and accrued interest amounts under the Loan Agreement, dated as of November 25, 2013, by and among Parent, in its capacity as the lender thereunder, and the Company, in its capacity as the borrower thereunder, up to $999,000, owed by the Company to Parent as of immediately prior to Closing.

“Intellectual Property” shall mean: (i) patents and patent applications, including divisions, continuations and continuations-in-part, and any renewals, revivals, extensions, reexaminations and reissues thereof; (ii) trademarks, service marks, certification marks, collective marks, trade dress, trade names, Internet domain names, taglines, brand names, logos and corporate names, all applications and registrations for the foregoing, as well as all goodwill associated therewith and symbolized thereby, including all renewals of the same; (iii) copyrights, including copyrights in computer software and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and mask works; (iv) trade secrets under applicable Law, including confidential and proprietary information, know-how, research and development, formulae, compositions, manufacturing and production processes and techniques, technical data, designs, schematics, business methods, drawings, prototypes, models, customer lists and suppliers lists, in each case with respect to this item (iv), that would reasonably be understood to be confidential in nature (“Trade Secrets”); and (v) all other similar intellectual property rights.

“Interventional System” shall mean any Synergy System or Non-Synergy System where the inflow cannula is delivered to the heart through a vein or artery without a thoracotomy, mini-thoracotomy or sternotomy.

“IRS” shall mean the Internal Revenue Service.

“Inventions Act” shall mean the German Act on Employee Inventions.

“Knowledge of the Company” shall mean the actual knowledge, after due inquiry, of Paul J. Southworth, Daniel Burkhoff, John Budris, Ankur Pandya, Bodo Anders, Robert Farnan and Eric Rose.

“Laws” shall mean any law, statute, ordinance, code, regulation, rule or other requirement issued or promulgated by any Governmental Authority, including common law.

“Leased Real Property” shall mean any Real Property (i) used by the Company or its Subsidiary and (ii) which is leased, subleased or licensed to the Company or its Subsidiary.

“Licensed Intellectual Property” shall mean any Intellectual Property that the Company or its Subsidiary is licensed to use pursuant to the Company IP Agreements.

“Liens” shall mean any lien, mortgage, deed of trust, hypothecation, pledge, security interest, easement, lease, adverse claim, license, charge, option, encumbrance, title defect or other similar restriction or limitation.

“Liquidation Preference Amount” shall mean, with respect to the outstanding Company Preferred Stock as of the Effective Time, (i) the aggregate amount of the liquidation preference of all outstanding shares of Company Preferred Stock, plus (ii) the aggregate amount of accrued and unpaid dividends in respect of all outstanding shares of Company Preferred Stock, in each case, payable to the holders thereof at the Effective Time in connection with the Merger pursuant to the Company Organizational Documents and the Company Funding Documents.

“Liquidation Preference Amount Remainder” shall mean (i) the Liquidation Preference Amount, minus (ii) amounts (expressed as a single dollar amount calculated using the Parent Share Closing Price) paid to Closing Consideration Preferred Recipients pursuant to Section 2.14(a)(iv).

“Loan and Security Agreement” shall mean the Loan and Security Agreement, dated as of October 29, 2010, by and between Square 1 Bank and the Company.

“Management Sale Bonus Plan” shall mean the bonus plan approved by the Company Board on October 10, 2013 and attached hereto as Exhibit G (which includes, for the avoidance of doubt, any transaction, sale, change-of-control or “stay-put” bonuses due pursuant to the offer letter, dated May 23, 2013, from the Company to Ankur Pandya).

“Merger Consideration” shall mean, collectively, (i) the Closing Payment, (ii) any Milestone Payments, and (iii) any Revenue Payments.

“Milestone Payment Date” shall mean the date on which a Milestone Payment is required to be made under Section 2.16(a)(i), Section 2.16(a)(ii), Section 2.16(a)(iii), Section 2.16(a)(iv), and Section 2.16(a)(v), as applicable.

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“Non-Synergy System” shall mean any product, other than a Synergy System, that, if manufactured, used or sold by a third party without a license, would infringe upon, dilute, misappropriate or otherwise violate any (i) patent issued to the Company or its Subsidiary prior to the Closing, or (ii) patent that issues to the Company or its Subsidiary (or the Surviving Corporation or its Subsidiary) after the Closing, with a priority date prior to the Closing Date, in each case, including divisions, continuations and continuations-in-part, and any renewals, revivals, extensions, reexaminations and reissues of the foregoing.

“Notified Body” shall mean an entity licensed, authorized, or approved by the applicable Governmental Authority to assess and certify the conformity of a medical device with the requirements of EU Directive 93/42/EEC concerning medical devices and/or EU Directive 90/385/EEC on the approximation of the Laws of the Member States of the European Union relating to active implantable medical devices, and applicable harmonized standards.

“Off-the-Shelf Software Licenses” shall mean any licenses for software that is generally commercially available on a non-exclusive basis on generally standard terms.

“Order” shall mean any order, decision, judgment, writ, injunction, directive, stipulation, consent, decree, award or other similar determination of any Governmental Authority.

“Owned Intellectual Property” shall mean any Intellectual Property that is owned by the Company or its Subsidiary as of the Closing Date.

“Parent Material Adverse Effect” shall mean any event, change, development, or effect that has had or is reasonably likely to have, either individually or in the aggregate, a material adverse effect on (a) the assets, liabilities, business, condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent to consummate the Transactions; provided, however, that none of the following (including any event, change, development or effect that arises out of or is related to any of the following) shall be deemed, either individually or in the aggregate, to constitute a Parent Material Adverse Effect for purposes of the foregoing clause (a): (i) any general condition affecting (A) the industries or markets in which Parent and its Subsidiaries conduct business or (B) the competitors of Parent and its Subsidiaries; (ii) any general business, economic or political conditions, either worldwide, in the United States or in Australia; (iii) any event, change, development or effect affecting the financial, credit or securities markets in the United States or in any other country or region, including changes in interest rates or foreign exchange rates; (iv) any occurrence, outbreak, escalation, threat or worsening of war, armed hostilities, acts of terrorism (including cyber terrorism or hacking), civil disturbance, rioting or acts of sabotage or any governmental or other response to any of the foregoing, in each case, whether or not involving the United States or Australia; (v) any occurrence, outbreak, escalation, threat or worsening of any act of god, epidemic, fire, flood, earthquake, volcanic eruption, severe weather, or other national or international disaster, calamity, crisis or emergency or any governmental or other response to any of the foregoing, in each case whether or not involving the United States or Australia; (vi) any event, change, development or effect related to or resulting from the Transactions or the announcement or pendency thereof (including (A) any actions by customers, suppliers or competitors, (B) any loss of personnel, suppliers or customers, or (C) the delay or cancellation of orders for services and products) (provided, that this clause (vi) shall not apply with respect to the representations and warranties set forth in Section 4.4 (No Conflicts; Required Filings and Consents)); (vii) any change (or proposed change) in applicable accounting requirements or principles or applicable Laws in the geographic regions in which Parent and its Subsidiaries operate or in the markets for Parent’s and its Subsidiaries’ products, or the implementation thereof after the date of this Agreement; (viii) any action taken (or omitted to be taken) by Parent or its Subsidiaries to the extent required by this Agreement or at the Company’s written request; (ix) any failure, in and of itself, of Parent to meet its financial projections (it being understood that the underlying cause of such failure may be taken into account in determining whether a Parent Material Adverse Effect has occurred); (x) any event, change, development or effect resulting from a breach of the Transaction Documents by the Company; and (xi) any event, change, development or effect resulting from the identity of Parent or its respective Affiliates (provided, that this clause (xi) shall not apply with respect to the representations and warranties set forth in Section 4.4 (No Conflicts; Required Filings and Consents)); except, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v) to the extent that the business of Parent and its Subsidiaries, taken as a whole, is materially and disproportionately adversely affected by such events, changes, developments or effects relative to other similarly situated participants operating in the industries in which Parent and its Subsidiaries operate.

“Parent Share Closing Price” shall mean the volume weighted average of the per share prices of Parent Shares on the NASDAQ during the sixty (60) consecutive trading days ending on (and including) the second-to-last trading day that precedes (but does not occur on) the date hereof.

“Parent Share Contingent Payment Price” shall mean, in respect of any Milestone Payment (other than the Relaunch Milestone Payment) or Revenue Payment, as applicable, the volume weighted average of the per share prices of Parent Shares on NASDAQ (or any subsequent exchange or trading market in which the Parent Shares have their primary listing at the applicable time) during the sixty (60) consecutive trading days ending on (and including) the last trading day that precedes (but does not occur on) (i) in the case of a Milestone Payment, the satisfaction of the conditions requiring such Milestone Payment to be made, and (ii) in the case of a Revenue Payment, the Revenue Payment Date; provided, that notwithstanding the foregoing, solely with respect to the Relaunch Milestone Payment, “Parent Share Contingent Payment Price” shall mean the Parent Share Closing Price.

“Parent Shares” shall mean shares of common stock of Parent, par value $0.001 per share.

“Participating Company Option” shall mean, with respect to any Milestone Payment or Revenue Payment, or any portion thereof, as applicable, a Company Vested Option that has a per-share exercise price equal to or less than the Prior Per–Common Share Consideration Amount.

“Participating Company Preferred Stock Warrants” shall mean, with respect to any Milestone Payment or Revenue Payment, or any portion thereof, as applicable, a Company Preferred Stock Warrant that has a per-share exercise price equal to or less than the Prior Per–Preferred Share Consideration Amount.

“Paying Agent” shall mean Computershare Trust Company, N.A.

“Per-Share Consideration Amount” shall mean, with respect to any Milestone Payment or Revenue Payment, as applicable, the amount equal to (i) (A) the Cumulative Contingent Payment Amount, minus (B) the Liquidation Preference Amount Remainder, minus (C) the Prior Share Payment Amount, divided by (ii) the Fully Diluted Amount.

“Permits” shall mean any permit, license, franchise, approval, clearance, variance, exemption, certification, order or authorization of any Governmental Authority or Notified Body.

“Permitted Liens” shall mean (i) Liens relating to purchase money security interests entered into in the ordinary course of business; (ii) mechanics’, materialmens’, workmens’, repairmens’, warehousemens’, landlords’, carriers’ and other similar Liens (including Liens created by operation of Law) incurred in the ordinary course of business; (iii) easements, restrictive covenants, rights of way and other similar restrictions of record; (iv) Liens for Taxes not yet due and payable or due but not delinquent or which are being contested in good faith and for which adequate reserves have been made in accordance with GAAP; (v) any supplemental Taxes or assessments not shown by public records; (vi)(A) title to any portion of the Leased Real Property lying within the right of way or boundary of any public road or private road or (B) Liens which would be disclosed on an accurate survey that, in each case, (x) were not incurred in connection with any Indebtedness and (y) do not, individually or in the aggregate, materially and adversely affect the value of or the use of such property for its current purposes; (vii) rights of parties in possession under leases or subleases disclosed in Section 3.14(c) of the Company Disclosure Letter; (viii) municipal bylaws, development restrictions or regulations, facility costs, sharing and servicing contracts, and zoning, building, planning or other similar restrictions and ordinances; (ix) any Lien to which the fee or any other interest in the Leased Real Property is subject; (x) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government contracts and similar obligations; (xi) non-monetary Liens, defects, irregularities or other immaterial imperfections of title; (xii) Liens disclosed on any title report or title policies made available to Parent; (xiii) in the case of the Leased Real Property, lessor and similar Liens and the terms and conditions of the applicable Real Property Lease; and (xiv) other immaterial Liens.

“Person” shall mean any individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or Governmental Authority.

“Pre-Closing Taxable Period” shall mean any taxable period (or portion thereof) ending on or before the Closing Date.

“Prior Per–Common Share Consideration Amount” shall mean, in respect of a Milestone Payment or Revenue Payment, as applicable, the aggregate amounts (if any) paid in respect of one share of Company Common Stock pursuant to Section 2.16(c)(i)(B) in respect of any prior Milestone Payment(s) or Revenue Payment(s) as of the applicable Milestone Payment Date or Revenue Payment Date.

“Prior Per–Preferred Share Consideration Amount” shall mean, with respect to any series of Company Preferred Stock and in respect of a Milestone Payment or Revenue Payment, as applicable, the aggregate amounts (if any) paid in respect of one share of the applicable series of Company Preferred Stock pursuant to Section 2.16(c) in respect of any prior Milestone Payment(s) or Revenue Payment(s) as of the applicable Milestone Payment Date or Revenue Payment Date.

“Prior Share Payment Amount” shall mean, in respect of a Milestone Payment or Revenue Payment, as applicable, the aggregate amounts (if any) paid to Company Securityholders pursuant to Section 2.16(c)(i)(B) in respect of any prior Milestone Payment(s) or Revenue Payment(s) as of the applicable Milestone Payment Date or Revenue Payment Date.

“Pro Rata Portion” shall mean, as of any date of calculation, in the case of each Company Securityholder, a fraction, expressed as a percentage, (i) the numerator of which is the portion of the Merger Consideration which such Company Securityholder has received (or which, in respect of such Company Securityholder’s portion of the Merger Consideration, has been paid to the Securityholder Representative or which has been withheld by Parent pursuant to Section 2.16(h)) as of such date in connection with the Merger and any Milestone Payment and/or Revenue Payment pursuant to this Agreement (expressed as a single dollar amount calculated using the Parent Share Closing Price or Parent Share Contingent Payment Price, as and if applicable), and (ii) the denominator of which is the aggregate Merger Consideration that all Company Securityholders have received (or which, in respect of the aggregate Merger Consideration, has been paid to the Securityholder Representative or which has been withheld by Parent pursuant to Section 2.16(h)) as of such date in connection with the Merger and any Milestone Payment and/or Revenue Payment pursuant to this Agreement (expressed as a single dollar amount calculated using the Parent Share Closing Price or Parent Share Contingent Payment Price, as and if applicable).

“Product” shall mean a Surgical System or an Interventional System.

“Proposed Clinical Investigation” shall mean any clinical investigation in respect of which the Company or its Subsidiary has an outstanding application to initiate a clinical trial, but is awaiting a regulatory decision.

“Real Property” shall mean any lands, buildings, structures and other improvements, together with (i) all fixtures attached or appurtenant to the foregoing; and (ii) all rights, easements, covenants, hereditaments and appurtenances that benefit or pertain to the foregoing.

“Real Property Leases” shall mean any leases, subleases or licenses (including any amendments, renewals, guarantees and any other agreements relating thereto) relating to Real Property under which the Company or its Subsidiary is a tenant or subtenant.

“Regulatory Approval” shall mean with respect to a country or jurisdiction, any and all approvals, licenses, registrations or authorizations of any Governmental Authority necessary to commercially distribute, sell or market a Product in such country or jurisdiction, including, where applicable, (i) pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (ii) labeling approval and (iii) technical, medical and scientific licenses, in each case necessary for commercial distribution, sale or marketing of a Product in such country or jurisdiction.

“Representatives” shall mean, with respect to any Person, such Person’s directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other representatives.

“Rule 144” shall mean Rule 144 (or any successor rule) under the Securities Act.

“Sales” shall mean, with respect to the sale of the Products or the licensing or sublicensing of the Owned Intellectual Property for any period of determination, the net sales revenue and net licensing or sublicensing revenue received by Parent, the Surviving Corporation or any other Subsidiary of Parent, measured on a GAAP basis consistent with the methodology used by Parent to report net sales revenue or net licensing or sublicensing revenue (as applicable) in Parent SEC filings.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933.

“Subsidiary” shall mean, with respect to any Person, partnership, corporation, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of the gains or losses of such entity or shall be or control the general partner or manager of such partnership, limited liability company, association or other business entity.

“Surgical System” shall mean a Synergy System or a Non-Synergy System where the inflow cannula is placed into, or in the wall of, the heart through an incision into the thorax. For the avoidance of doubt, any system that is an Interventional System shall not be deemed a Surgical System.

“Synergy System” shall mean the system comprised of the Company’s proprietary micro-pump, inflow cannula and outflow graft, a percutaneous lead that is connected to a wearable external controller and a lightweight rechargeable dual battery pack system, together with the improvements identified on Exhibit H hereto.

“Tax” shall mean (i) any federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto), including (A) taxes imposed on, or measured by, income, franchise, profits or gross receipts, (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, withholding, employment, social security (or similar), unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and (C) customs duties, and (ii) any liability for amounts described in clause (i) as a result of having been a member of any consolidated, combined, affiliated or unitary group, as a transferee or successor or pursuant to any contractual agreement.

“Tax Returns” shall mean any reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Trade Secrets” shall have the meaning set forth in the definition of “Intellectual Property.”

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code.

“Warrant” shall mean the original warrant agreement with respect to any Company Preferred Stock Warrant.

(b) Each capitalized term listed below is defined in the corresponding reference in this Agreement:

Term	Section
Affiliate Contract	Section 3.20(a)
Agreement	Preamble
Award Plan	Section 3.4(d)
Balance Sheet	Section 3.7(a)
Cap	Section 6.4(b)(i)
Capitalization Table	Section 3.4(f)
Certificate of Merger	Section 2.2
Certificates	Section 2.14(b)
Claim Amount	Section 6.3
Claim Notice	Section 6.3
Clinical Case	Section 2.16(a)(i)
Closing	Section 2.2
Closing Date	Section 2.2
Collateral Source	Section 6.5(a)
Company	Preamble
Company Approvals	Section 3.5(b)
Company Board	Recitals
Company Disclosure Letter	Article III
Company Indemnified Parties	Section 5.2(a)
Company Indemnified Party	Section 5.2(a)
Company Law Firms	Section 9.12
Company Options	Section 3.4(d)

Term	Section
Company Organizational Documents	Section 3.1
Company Permits	Section 3.6(a)
Company Vested Option	Section 2.12(b)
Contest	Section 7.2(a)
Contingent Payment Period	Section 2.16(i)(i)
Deductible	Section 6.4(b)(ii)
DGCL	Recitals
Dissenting Shares	Section 2.13
Effective Time	Section 2.2
Employees	Section 5.3(a)
Evaluation Material	Section 3.21(a)
Financial Statements	Section 3.7(a)
Foreign Plan	Section 3.12(m)
Independent Accountant	Section 7.1(a)
Indirect Sales and Marketing Expenses	Section 2.16(f)(ii)
IT Assets	Section 3.15(h)
ITS Milestone Payment	Section 2.16(a)(ii)
Letter of Transmittal	Section 2.14(b)
Material Contract	Section 3.16(a)
Merger	Recitals
Merger Sub	Preamble
Milestone Payment	Section 2.16(a)
Notice	Section 3.10
Parent	Preamble
Parent Approvals	Section 4.4(b)
Parent Balance Sheet	Section 4.6(a)
Parent Disclosure Letter	Article IV
Parent Financial Statements	Section 4.6(a)
Parent Indemnified Parties	Section 6.1
Parent Indemnified Party	Section 6.1
Parent Permits	Section 4.5
Parent SEC Documents	Article IV
Paying Agency Agreement	Section 2.14(a)
Payment Fund	Section 2.14(a)
Payoff Letters	Section 5.5
PMA Approval Milestone Payment	Section 2.16(a)(iii)
Registered Owned Intellectual Property	Section 3.15(a)
Registration Rights Agreement	Section 5.8
Relaunch	Section 2.16(a)(i)
Relaunch Approval	Section 2.16(a)(i)
Representative Losses	Section 6.7(b)
Revenue Cap	Section 2.16(b)(ii)
Revenue Payment	Section 2.16(b)(i)
Revenue Payment Date	Section 2.16(b)(i)
Sales Statement	Section 2.16(d)(i)

Term	Section
Securityholder Representative	Preamble
Service Provider	Section 3.12(e)
Stockholder Written Consent	Recitals
Subsidiary Organizational Documents	Section 3.3(b)
Surviving By-laws	Section 2.5
Surviving Charter	Section 2.4
Surviving Corporation	Section 2.1
Tax Sharing Agreements	Section 7.3
Third Party Claim	Section 6.2
Third Party Claim Notice	Section 6.2(a)
Transaction Documents	Section 6.7(a)
Transactions	Recitals
Unaudited Balance Sheet	Section 3.7(a)

ARTICLE II

THE MERGER

Section 2.1 The Merger. At the Effective Time, and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, (a) Merger Sub shall be merged with and into the Company, and (b) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation, and wholly-owned indirect subsidiary of Parent, (the “Surviving Corporation”) in the Merger.

Section 2.2 Effective Time; Closing. Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall jointly prepare, in connection with the closing of the Merger (the “Closing”) on the date hereof (the “Closing Date”), a certificate of merger with respect to the Merger (the “Certificate of Merger”), which Parent shall cause to be filed with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL within one (1) day of the date of this Agreement; provided, that such filing and the Closing shall not occur unless and until the Stockholder Written Consent has been received by the Company. The time of such filing (or such later time specified in the Certificate of Merger) is referred to as the “Effective Time.” The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019-6064 on the Closing Date.

Section 2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the applicable provisions of the DGCL and the Certificate of Merger. Without limiting the generality of the foregoing, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation. At the Effective Time, by virtue of the Merger, the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, a copy of which is set forth in Exhibit A hereto (the “Surviving Charter”), which Surviving Charter shall be amended in accordance with the DGCL and the Surviving Charter such that all references to the name of Merger Sub in the Surviving Charter shall refer to “CircuLite, Inc.” instead. Such amendment shall have been filed with the Secretary of State of the State of Delaware simultaneously with the Certificate of Merger at the Effective Time.

Section 2.5 By-laws. At the Effective Time, by virtue of the Merger, the By-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, a copy of which is set forth in Exhibit B hereto (the “Surviving By-laws”), until thereafter amended in accordance with the DGCL, the Surviving Charter and the Surviving By-laws, except that all references in the Surviving By-laws to the name of Merger Sub shall be amended to refer to “CircuLite, Inc.” instead and such amendment shall be adopted by the Surviving Corporation simultaneously with the filing of the Certificate of Merger with the Secretary of State of the State of Delaware at the Effective Time.

Section 2.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation, each to hold office until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By-laws and applicable Law.

Section 2.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation, each to hold office until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving By-laws and applicable Law.

Section 2.8 Conversion of Company Common Stock.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Common Stockholders, each outstanding share of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 2.8(b) and other than Dissenting Shares) shall be canceled and be converted automatically into the right to receive the Per-Share Consideration Amount, if any, in accordance with Section 2.16, without interest, payable to the holder thereof in Parent Shares or cash as provided for in Section 2.16, upon (i) surrender of the Certificate representing such shares of Company Common Stock in the manner provided in Section 2.14 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.14(c)), and (ii) delivery of an executed Letter of Transmittal as provided in Section 2.14.

(b) Each share of Company Common Stock held by the Company or its Subsidiary immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

Section 2.9 Conversion of Company Preferred Stock.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Preferred Stockholders, each outstanding share of Company Preferred Stock (other than any shares of Company Preferred Stock to be canceled pursuant to Section 2.9(b) and other than Dissenting Shares) shall be canceled and be converted automatically into the right to receive (i) the applicable portion of the Liquidation Preference Amount payable in respect of each such share of Company Preferred Stock pursuant to, as applicable, Section 2.14(a)(iv) and Section 2.16(c)(i)(A), and (ii)(A) the Per-Share Consideration Amount, if any, in accordance with Section 2.16, multiplied by (B) the number of shares of Company Common Stock issuable upon the conversion of such shares of Company Preferred Stock pursuant to the Company Organizational Documents and the Company Funding Documents, in each case, without interest, payable to the holder thereof in Parent Shares or cash as provided for in Section 2.14 and Section 2.16, upon (x) surrender of the Certificate or Warrant representing such shares of Company Preferred Stock in the manner provided in Section 2.14 (or in the case of a lost, stolen or destroyed Certificate or Warrant, upon delivery of an affidavit in the manner provided in Section 2.14(c)), and (y) delivery of an executed Letter of Transmittal as provided in Section 2.14.

(b) Each share of Company Preferred Stock held by the Company or its Subsidiary immediately prior to the Effective Time shall be automatically canceled without any conversion thereof and no payment or consideration shall be delivered in exchange therefor.

Section 2.10 Treatment of Company Preferred Stock Warrants. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the Company Preferred Stock Warrant Holders, each Company Preferred Stock Warrant that was outstanding as of immediately prior to the Effective Time shall be automatically canceled and converted into the right to receive from and after the date as of which such Company Preferred Stock Warrant becomes a Participating Company Preferred Stock Warrant, the Per-Share Consideration Amount, payable to the holder of the number of shares and series of Company Preferred Stock underlying such Company Preferred Stock Warrants, if any, in accordance with Section 2.16, payable to the holder thereof in Parent Shares or cash as provided for in Section 2.16.

Section 2.11 Treatment of Capital Stock of Merger Sub in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub shall after the Effective Time evidence ownership of shares of capital stock of the Surviving Corporation.

Section 2.12 Treatment of Company Options.

(a) The Company has taken all actions necessary to cause all Company Options that shall not have become vested as of immediately prior to the Effective Time in the ordinary course pursuant to the terms of the Award Plan and the applicable award agreements, or pursuant to action taken by the Company Board (or a committee thereof) to so accelerate such Company Option (other than acceleration contemplated by this Section 2.12(a)), to vest in full and become Company Vested Options (as defined below) immediately prior to the Effective Time.

(b) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or the holder of any Company Option, each Company Option that was outstanding and vested as of immediately prior to the Effective Time, including each Company Option that vests in accordance with Section 2.12(a) and that was not exercised prior to the Effective Time (each, a “Company Vested Option”), shall be automatically canceled and converted into the right to receive from the Surviving Corporation from and after the date as of which such Company Vested Option becomes a Participating Company Option, (i) the number of shares of Company Common Stock underlying such Company Vested Option, multiplied by (ii) the Per-Share Consideration Amount, if any, in accordance with Section 2.16, payable to the holder thereof in Parent Shares or cash as provided for in Section 2.16. The cancelation and conversion of Company Vested Options in accordance with the immediately preceding sentence shall be deemed an assumption and substitution of such Company Vested Options within the meaning of Section 11(b) of the Award Plan.

(c) The amounts payable in respect of each Company Vested Option pursuant to this Section 2.12 shall be paid without interest and less applicable withholding taxes.

(d) For the avoidance of doubt, after the Effective Time, no Company Option shall be exercisable by the holder thereof for, or otherwise entitle the holder thereof to receive, shares of Company Common Stock (or any other equity security or other consideration), but shall only entitle such holder to the payment (if any) described in Section 2.12(b).

(e) As soon as practicable after the Effective Time, Parent, the Securityholder Representative, and the Surviving Corporation shall deliver, or cause to be delivered, to each holder of a Company Vested Option a letter, in form and substance reasonably acceptable to Parent and the Securityholder Representative, (i) describing the treatment of and payment for such Company Vested Option pursuant to this Section 2.12, (ii) directing each such holder of a Company Vested Option to comply with the terms of Section 5.1 (Public Announcements), and (iii) providing instructions for use in obtaining payment therefor, which instructions will require each holder thereof, as a condition to receiving any payment pursuant to this Agreement in respect of such Company Vested Option, to enter into an agreement on terms and conditions substantially similar to the Letter of Transmittal, including provisions to the effect that (A) each such holder shall, upon execution of such agreement, be deemed to have appointed the Securityholder Representative as its representative, and (B) the terms of Section 5.1 (Public Announcements) and Article VI shall be deemed to bind such holder as if it were a signatory hereto.

Section 2.13 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock and Company Preferred Stock that are outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and who demands properly in writing appraisal for such shares of Company Common Stock or Company Preferred Stock in accordance with, and who complies in all respects with, Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares), shall not be converted into, or represent the right to receive, the consideration payable in respect of such shares in accordance with Section 2.8(a) and Section 2.9(a), as applicable, but instead such holder of Dissenting Shares shall instead be entitled only to receive payment of the appraised value of such shares of Company Stock in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, all Dissenting Shares held by any such holder who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost its rights to appraisal of such Dissenting Shares under Section 262 of the DGCL or a court of competent jurisdiction shall have determined that such holder is not entitled to the relief provided by Section 262 of the DGCL shall thereupon be deemed to have been automatically converted into, and to have become exchangeable for, and shall represent only the right to receive the consideration payable in respect of such shares in accordance with Section 2.8(a) and Section 2.9(a), as applicable, without any interest thereon, upon surrender in the manner provided in Section 2.14 and the right of such holder to payment of the appraised value of such Dissenting Shares shall cease.

Section 2.14 Payments at Closing and Exchange Procedures Generally.

(a) Payments at Closing. Parent, the Company and the Securityholder Representative shall appoint the Paying Agent to act as paying agent for the payment of the Closing Payment, the Closing Date Indebtedness, the Acquisition Expenses and, if applicable, any Milestone Payment and/or Revenue Payment, in accordance with this Article II and, in connection therewith, shall promptly enter into that certain Paying Agency Agreement with the Paying Agent in substantially the form attached hereto as Exhibit C (the “Paying Agency Agreement”). The Company has delivered to Parent, and Parent shall promptly deliver to the Paying Agent, the Closing Statement and a spreadsheet setting forth the calculation of the payments to be made to each individual Company Securityholder pursuant to this Section 2.14(a). At or promptly after the Effective Time, Parent shall have deposited (x) the Closing Payment into an account with the Paying Agent (the “Payment Fund”) for the benefit of the Company Securityholders (other than holders of Dissenting Shares and shares to be canceled in accordance with Section 2.9(b)) that are entitled to receive a portion of the Closing Payment pursuant to this Section 2.14 and to fund the Management Sale Bonus Plan pursuant to the terms thereof at Closing, and (y) the Cash Amount into an account with the Paying Agent to pay the Closing Date Indebtedness and the Acquisition Expenses (excluding amounts required to be funded under the Management Sale Bonus Plan in connection with the Closing, and any Closing Date Indebtedness and Acquisition Expenses that Parent has elected to repay directly). Parent shall, or Parent, the Surviving Corporation and the Securityholder Representative shall cause the Paying Agent to:

(i) from the Cash Amount, repay the Closing Date Indebtedness (as set forth in the Closing Statement) on behalf of the Company and its Subsidiary in full pursuant to the Payoff Letters;

(ii) from the Cash Amount, pay the Acquisition Expenses (as set forth in the Closing Statement), other than amounts required to be funded under the Management Sale Bonus Plan in connection with the Closing, on behalf of the Company and its Subsidiary and the Company Securityholders in full (and, for the avoidance of doubt, Parent shall fund from the Cash Amount the portion of the Management Sale Bonus Plan payable in cash that is required to be funded under its terms in connection with the Closing, which payment shall be made in accordance with the Company’s standard payroll practices and not made through the Paying Agent);

(iii) from the Closing Payment, fund the portion of the Management Sale Bonus Plan payable in Parent Shares that is required to be funded under its terms in connection with the Closing; and

(iv) distribute the remaining amount of the Closing Payment to the Closing Consideration Preferred Recipients, such that each such Person receives (in Parent Shares, valued using the Parent Share Closing Price) the portion of the Liquidation Preference Amount that such Person is entitled to receive in the Merger in respect of its shares of Company Preferred Stock pursuant to and in accordance with the Company Organizational Documents and the Company Funding Documents (it being understood that the amounts distributed pursuant to this Section 2.14(a)(iv) shall not be sufficient to satisfy the full Liquidation Preference Amount).

(b) Exchange Procedures. As soon as practicable after the Effective Time, Parent, the Securityholder Representative, and the Surviving Corporation shall or shall cause, or shall instruct the Paying Agent to, deliver to each Company Stockholder and Company Preferred Stock Warrant Holder a notice advising each such Company Stockholder or Company Preferred Stock Warrant Holder of the occurrence of the Closing and the procedure for surrendering to the Paying Agent any certificates representing Company Stock (the “Certificates”) or Warrants, and directing each such Company Stockholder or Company Preferred Stock Warrant Holder to comply with the terms of Section 5.1 (Public Announcements) hereof, in each case together with a letter of transmittal in substantially the form attached hereto as Exhibit D (each, a “Letter of Transmittal”). If such Company Stockholder or Company Preferred Stock Warrant Holder has complied with the foregoing, then such Company Stockholder or Company Preferred Stock Warrant Holder shall be paid on or promptly after the Closing Date or the applicable Milestone Payment Date or Revenue Payment Date, the amount, without interest, that such Company Stockholder or Company Preferred Stock Warrant Holder is entitled to receive in respect of the shares of Company Preferred Stock or Company Preferred Stock Warrants evidenced by such Certificates and Warrants pursuant to Section 2.8(a), Section 2.9(a), Section 2.10, Section 2.14 and Section 2.16 (as and when due hereunder) and the Certificates and Warrants so surrendered shall immediately be canceled. If a Company Stockholder or Company Preferred Stock Warrant Holder has not delivered an executed Letter of Transmittal, together with its Certificates and Warrants, by the Closing Date or the applicable Milestone Payment Date or Revenue Payment Date, then such Company Stockholder or Company Preferred Stock Warrant Holder shall be paid promptly after the Paying

Agent receives such documents, the amount, without interest, that such Company Stockholder or Company Preferred Stock Warrant Holder is entitled to receive in respect of the shares of Company Preferred Stock or Company Preferred Stock Warrants evidenced by such Certificates and Warrants pursuant to Section 2.8(a), Section 2.9(a), Section 2.10, Section 2.14 and Section 2.16 (as and when due hereunder), and the Certificates and Warrants so surrendered shall immediately be canceled. Until so surrendered, any outstanding Certificates and Warrants held by a Company Stockholder or Company Preferred Stock Warrant Holder shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the amounts specified by Section 2.8(a), Section 2.9(a), Section 2.10, Section 2.14 and Section 2.16 (as and when due hereunder) and payable in respect of the shares of Company Stock or Company Preferred Stock Warrants evidenced by such Certificates and Warrants in accordance with such provisions.

(c) Lost, Stolen or Destroyed Certificates and Warrants. In the event that any Certificate or Warrant shall have been lost, stolen or destroyed, the Paying Agent shall, on behalf of Parent, pay, from amounts deposited by Parent with the Paying Agent, the amounts specified by Section 2.8(a), Section 2.9(a), Section 2.10, Section 2.14 and Section 2.16 (as and when due hereunder) in respect of the shares of Company Stock or Company Preferred Stock Warrants evidenced by such lost, stolen or destroyed Certificate or Warrant, upon the making of an affidavit of that fact by the holder thereof; provided, that Parent may, in its reasonable discretion and as a condition precedent to payment, require the owner of such lost, stolen or destroyed Certificate or Warrant to provide an agreement of indemnification or the posting of a bond, in form reasonably satisfactory to Parent as indemnification against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificate or Warrant alleged to have been lost, stolen or destroyed.

(d) Transfers of Ownership. If the payment of the consideration payable in respect of shares of Company Stock or Company Preferred Stock Warrants in accordance with Section 2.8(a), Section 2.9(a), Section 2.10, Section 2.14 and Section 2.16 (as and when due hereunder), as applicable, is to be paid to a Person other than the Person in whose name the Certificates or Warrants surrendered in exchange therefor are registered, then it shall be a condition of payment that (i) the Certificates and Warrants so surrendered are properly endorsed and otherwise in proper form for transfer, and (ii) the Person requesting such payment has (A) paid to Parent or the Paying Agent any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates or Warrants surrendered, or (B) established to the satisfaction of Parent or the Paying Agent that such Tax has been paid or is not applicable.

(e) Withholding for Payment of Taxes. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold under any applicable Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and paid to the proper Governmental Authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent. Parent, the Surviving Corporation or the Paying Agent, as the

case may be, shall (i) give written notice to each such Person of any such withholding, and (ii) promptly provide any such Person with any additional documentation required for such Person’s Tax filings that may be reasonably requested by such Person.

(f) Termination of Payment Fund; No Liability. Subject to the second sentence of this Section 2.14(f), any portion of the Payment Fund that constitutes the Closing Payment or any Milestone Payment or Revenue Payment and that remains undistributed to the Company Securityholders or to participants in the Management Sale Bonus Plan (A) in the case of the Closing Payment, as of the six-month anniversary of the Effective Time and (B) in the case of any Milestone Payment or Revenue Payment, as of the six-month anniversary of the applicable Milestone Payment Date or Revenue Payment Date, shall be delivered to Parent, upon demand, and any Company Securityholder (other than a holder of Dissenting Shares and shares to be canceled in accordance with Section 2.8(b) and Section 2.9(b), as applicable), who has not complied with this Section 2.14 shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Certificates and Warrants held by them. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Company Securityholder for any consideration delivered to a public official in accordance with any abandoned property, escheat or other similar Law.

(g) No Further Ownership Rights. Payment of the consideration pursuant to Sections 2.8, 2.9, 2.10, 2.12, and 2.16 (in each case, as applicable), shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Securities and there shall be no further registration of transfers on the records of the Surviving Corporation of the Company Securities which were outstanding as of immediately prior to the Effective Time. If, after the Effective Time, Certificates or Warrants are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.14.

(h) Fractional Amounts. Notwithstanding anything to the contrary contained in this Article II, (i) in lieu of the issuance of any fractional Parent Share in respect of the consideration payable to the Company Securityholders pursuant to this Article II, Parent shall pay (either via the Paying Agent or through payroll of Parent or the Surviving Corporation) to any Company Securityholder who would otherwise be entitled to receive such fractional Parent Share an amount in cash (rounded to the nearest cent) determined by multiplying (A) the Parent Share Closing Price or the applicable Parent Share Contingent Payment Price, as the case may be, by (B) such fraction of a Parent Share (rounded to the nearest thousandth) that such individual would otherwise be entitled to receive pursuant to this Article II. To the extent any such fractional shares are being held by the Paying Agent, the parties shall cause the Paying Agent to return such fractional shares to Parent, and (ii) any amounts that Parent shall pay (either via the Paying Agent or through payroll of Parent or the Surviving Corporation) to any Company Securityholder in cash pursuant to this Article II shall be rounded to the nearest cent.

Section 2.15 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, the Surviving Corporation, and Merger Sub, and the officers and directors of Parent, the Surviving Corporation, and Merger Sub

are each fully authorized in the name of their respective corporations to take all such lawful and necessary action.

Section 2.16 Contingent Payments.

(a) Milestone Payments. Parent shall make certain contingent payments in accordance with Section 2.16(a)(i), Section 2.16(a)(ii), Section 2.16(a)(iii), Section 2.16(a)(iv), and Section 2.16(a)(v) on the terms and subject to the conditions provided in this Section 2.16, to the Company Securityholders (each, a “Milestone Payment”). For the avoidance of doubt, in the event that Parent makes a Milestone Payment to the Company Securityholders in accordance with Section 2.16(a)(i), Section 2.16(a)(ii), Section 2.16(a)(iii), Section 2.16(a)(iv), or Section 2.16(a)(v), Parent’s obligations to make such Milestone Payment under the applicable Section shall be deemed satisfied and extinguished.

(i) First Milestone Payment. Parent shall make a one-time Milestone Payment to the Company Securityholders equal to $20,000,000 (the “Relaunch Milestone Payment”), to be paid in Parent Shares in accordance with Section 2.16(c), on or prior to the 20th Business Day following the date upon which Parent or any Subsidiary of Parent has received approval from the required Governmental Authorities to recommence sales on an unrestricted basis (in the same manner as approved prior to its suspension) in the European Union of Surgical Systems that use the Synergy System (the “Relaunch” and such approval from the required Governmental Authorities, the “Relaunch Approval”); provided, that the Relaunch Milestone Payment shall be reduced by $200,000 for each clinical case that is required by the applicable Governmental Authorities prior to receiving the Relaunch Approval (each, a “Clinical Case”) in excess of ten Clinical Cases (i.e., if eleven (11) Clinical Cases are required, then the Relaunch Milestone Payment shall be reduced to $19,800,000); provided, further, that not more than 20 Clinical Cases are required prior to receiving Relaunch Approval.

(ii) Second Milestone Payment. Parent shall make a one-time Milestone Payment to the Company Securityholders equal to $75,000,000 (the “ITS Milestone Payment”), to be paid in Parent Shares or cash (or any combination of Parent Shares or cash), such allocation in Parent’s sole and absolute discretion, in accordance with Section 2.16(c), on or prior to the 20th Business Day following the date upon which an Interventional System to be sold in the European Community has been affixed with a CE Mark; provided, that in the event that the condition to the ITS Milestone Payment is first satisfied with respect to an Interventional System that does not use a Synergy System, then Parent shall make the Milestone Payment provided for in this Section 2.16(a)(ii) but the amount of such payment shall be reduced to $60,000,000.

(iii) Third Milestone Payment. Parent shall make a one-time Milestone Payment to the Company Securityholders equal to $50,000,000 (the “PMA Approval Milestone Payment”), to be paid in Parent Shares or cash (or any combination of Parent Shares or cash), such allocation in Parent’s sole and absolute discretion, in accordance with Section 2.16(c), on or prior to the 20th Business Day following the date upon which premarket approval has been received from the FDA to market and sell in the United States an Interventional System.

(iv) Fourth Milestone Payment. Parent shall make a one-time Milestone Payment to the Company Securityholders equal to $15,000,000, to be paid in Parent Shares or cash (or any combination of Parent Shares or cash), such allocation in Parent’s sole and absolute discretion, in accordance with Section 2.16(c), on or prior to the 20th Business Day following the date on which the aggregate Sales during any trailing 12-month period ending on the last day of a calendar month in respect of an Interventional System that uses a Synergy System, first equals or exceeds $30,000,000; provided, that the amount of the Milestone Payment provided for in this Section 2.16(a)(iv) shall be reduced dollar-for-dollar to the extent that any Revenue Payment has been made, or has become due and payable, by Parent to the Company Securityholders under Section 2.16(b)(i) in excess of an aggregate amount of $75,000,000, if the Revenue Cap has been increased pursuant to Section 2.16(b)(ii)(B) only (and not Section 2.16(b)(ii)(A)), or $90,000,000, if the Revenue Cap has been increased pursuant to both Section 2.16(b)(ii)(A) and Section 2.16(b)(ii)(B).

(v) Fifth Milestone Payment. Parent shall make a one-time Milestone Payment to the Company Securityholders equal to $85,000,000, to be paid in Parent Shares or cash (or any combination of Parent Shares or cash), such allocation in Parent’s sole and absolute discretion, in accordance with Section 2.16(c), on or prior to the 20th Business Day following the date on which the aggregate Sales during any trailing 12-month period ending on the last day of a calendar month first equals or exceeds $250,000,000.

(b) Revenue Payments.

(i) During the Contingent Payment Period, Parent shall, on or before the 60th calendar day following the last Business Day of each calendar year within (in whole or in part) the Contingent Payment Period (each such date, a “Revenue Payment Date”), pay to the Company Securityholders a payment (a “Revenue Payment”) equal to 12.5% of Sales made within the Contingent Payment Period during the preceding calendar year, to be paid in Parent Shares or cash (or any combination of Parent Shares or cash), such allocation in Parent’s sole and absolute discretion, in accordance with Section 2.16(c); provided, that for all Sales of Products that do not use a Synergy System, the Revenue Payment shall be reduced to 10% of Sales made within the Contingent Payment Period during the preceding calendar year. Each of the Company and the Securityholder Representative (on behalf of the Company Securityholders) acknowledges and agrees that the achievement of the conditions for the Revenue Payments is dependent on Regulatory Approvals, market factors and other circumstances and that Parent and the Surviving Corporation may not achieve such conditions, and it is therefore not assured that Parent will be required to pay any Revenue Payments.

(ii) Notwithstanding anything to the contrary in this Agreement, Parent’s obligation to pay Revenue Payments shall terminate upon the aggregate payment of $75,000,000 in Revenue Payments (the “Revenue Cap”) to Company Securityholders; provided, that (A) in the event that Parent makes a Milestone Payment to the Company Securityholders in accordance with Section 2.16(a)(ii) in respect of an Interventional System that does not use a Synergy System, the Revenue Cap shall be increased by $15,000,000; provided, further, that (B) in the event that Parent makes a Milestone Payment to the Company Securityholders in accordance with Section 2.16(a)(iii) in respect of an Interventional System that does not use a Synergy System, the Revenue Cap shall be increased by $15,000,000 as long as a Milestone Payment in accordance with Section 2.16(a)(iv) has not become due and payable by Parent to the Company Securityholders.

(iii) Notwithstanding anything to the contrary in this Agreement, (A) under no circumstances shall the aggregate amount of Revenue Payments exceed $105,000,000, and (B) under no circumstances shall the aggregate payments by Parent pursuant to (x) the Milestone Payment in Section 2.16(a)(iv) and (y) pursuant to any Revenue Payment under Section 2.16(b)(i) in excess of an aggregate amount of $75,000,000, if the Revenue Cap has been increased only pursuant to Section 2.16(b)(ii)(B) (and not Section 2.16(b)(ii)(A)), or $90,000,000, if the Revenue Cap has been increased pursuant to both Section 2.16(b)(ii)(A) and Section 2.16(b)(ii)(B), exceed $15,000,000.

(c) Contingent Payment Mechanics.

(i) Not less than two Business Days prior to any applicable Milestone Payment Date or Revenue Payment Date, the Securityholder Representative shall deliver to Parent and the Paying Agent a spreadsheet setting forth the calculation of the payments to be made to each individual Company Securityholder and participant in the Management Sale Bonus Plan pursuant to this Section 2.16(c). At or prior to any applicable Milestone Payment Date or Revenue Payment Date, Parent shall deposit, as applicable, (A) an amount of Parent Shares equal to (1) the applicable Milestone Payment or Revenue Payment, divided by (2) the Parent Share Contingent Payment Price or (B) an amount of cash equal to the applicable Milestone Payment or Revenue Payment into an account with the Paying Agent for the benefit of the Company Securityholders (other than holders of Dissenting Shares and shares canceled in accordance with Section 2.8(b) or Section 2.9(b)) (or any combination of Parent Shares or cash, such allocation in Parent’s sole and absolute discretion). Any Parent Shares to be delivered to Company Securityholders pursuant to this Section 2.16 shall be valued using the applicable Parent Share Contingent Payment Price. Beginning on the date hereof through the expiration of the Contingent Payment Period, if any change in the outstanding shares of capital stock of Parent shall occur, by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or similar transaction in the period of time during which the Parent Share Contingent Payment Price is being calculated or after the Parent Share Contingent Payment Price has been calculated but before the related Milestone Payment or Revenue Payment is made, then the calculations set forth above shall be adjusted in an equitable manner to appropriately account for such change. From such proceeds, on the Milestone Payment Date or the Revenue Payment Date (or as promptly thereafter as practicable), Parent and the Securityholder Representative shall, subject to Section 2.16(c), cause the Paying Agent to distribute the Milestone Payment or the Revenue Payment, as applicable, among the Company Securityholders (other than holders of Dissenting Shares and shares canceled in accordance with Section 2.8(b) or Section 2.9(b)) in the following manner (provided, that, Parent may elect to make any payments to be made pursuant to this Section 2.16 to Company Vested Optionholders in respect of Company Vested Options in accordance with the Company’s standard payroll practices, which may or may not be effected through the Paying Agent):

(A) first, all Milestone Payments and Revenue Payments, as applicable, shall be paid to Company Preferred Stockholders until each has received (taking into account the payments made pursuant to Section 2.14(a)(iv) the full portion of the Liquidation Preference Amount that each such Company Preferred Stockholder is entitled to receive in the Merger in respect of its shares of Company Preferred Stock pursuant to and in accordance with the Company Organizational Documents and the Company Funding Documents; and

(B) second, to the extent that any portion of a Milestone Payment or Revenue Payment remains, as reduced in accordance with Section 2.16(h), an amount equal to the aggregate Per-Share Consideration Amount payable to Company Securityholders as a result of such Milestone Payment or Revenue Payment shall be distributed among the Company Securityholders in accordance with such provisions.

(ii) Participating Company Preferred Stock Warrants. In the event that, prior to the payment of any Milestone Payment or Revenue Payment, as applicable, the Prior Per–Preferred Share Consideration Amount for the series of Company Preferred Stock into which such Company Preferred Stock Warrant is convertible is less than the per-share exercise price of the applicable Company Preferred Stock Warrant for such series of Company Preferred Stock, but following the payment of such Milestone Payment or Revenue Payment, as applicable, the Prior Per–Preferred Share Consideration Amount would, but for this sentence, exceed such per-share exercise price of such Company Preferred Stock Warrant, then (i) such Milestone Payment or Revenue Payment, as applicable, shall be distributed to the Company Securityholders in accordance with Section 2.16 only to the extent necessary until the Prior Per–Preferred Share Consideration Amount, inclusive of the portion of such Milestone Payment or Revenue Payment, as applicable, so distributed, equals the per-share exercise price of such Company Preferred Stock Warrant, (ii) the Fully Diluted Amount and Per-Share Consideration Amount with respect to the portion of such Milestone Payment or Revenue Payment, as applicable, then remaining unpaid shall be recalculated taking into account such Company Preferred Stock Warrant as a Participating Company Preferred Stock Warrant, and (iii) the portion of such Milestone Payment or Revenue Payment, as applicable, then remaining unpaid shall be distributed to the Company Securityholders (including, for the avoidance of doubt, the holders of Participating Company Preferred Stock Warrants) in accordance with Section 2.16. For the avoidance of doubt, only Company Preferred Stock Warrants that are Participating Company Preferred Stock Warrants shall be entitled to receive any portion of a Milestone Payment or Revenue Payment, as applicable, subject to the provisions of Section 2.10, Section 2.16 and the related defined terms.

(iii) Participating Company Options. In the event that, prior to the payment of any Milestone Payment or Revenue Payment, as applicable, the Prior Per–Common Share Consideration Amount is less than the per-share exercise price of any Company Vested Option, but following the payment of such Milestone Payment or Revenue Payment, as applicable, the Prior Per–Common Share Consideration Amount would, but for this sentence, exceed the per-share exercise price of such Company Vested Option, then (i) such Milestone Payment or Revenue Payment, as applicable, shall be distributed to the Company Securityholders in accordance with Section 2.16 only to the extent necessary until the Prior Per–Common Share Consideration Amount, inclusive of the portion of such Milestone Payment or Revenue Payment, as applicable, so distributed, equals the per-share exercise price of such Company Vested Option, (ii) the Fully Diluted Amount and Per-Share Consideration Amount with respect to the portion of such Milestone Payment or Revenue Payment, as applicable, then remaining unpaid shall be recalculated taking into account such Company Vested Option as a Participating Company Option, and (iii) the portion of such Milestone Payment or Revenue Payment, as applicable, then remaining unpaid shall be distributed to the Company Securityholders (including, for the avoidance of doubt, the holders of Participating Company Options) in accordance with Section 2.16. For the avoidance of doubt, only Company Vested Options that are Participating Company Options shall be entitled to receive any portion of a Milestone Payment or Revenue Payment with respect to such Participating Company Options, as applicable, subject to the provisions of Section 2.12, Section 2.16 and the related defined terms.

(d) Sales Statements; Information and Access.

(i) On or before the date that is thirty (30) Business Days after each calendar quarter during the Contingent Payment Period, Parent shall prepare and deliver to the Securityholder Representative a written statement, setting forth the aggregate amount of Sales (broken down on a month-by-month basis since the Closing Date) (each, a “Sales Statement”); provided, that the first Sales Statement shall only be required to be delivered by Parent to the Securityholder Representative within thirty (30) Business Days after the first calendar quarter of 2014; provided, further, that each Sales Statement that is delivered in connection with the second and fourth calendar quarters of each calendar year during the Contingent Payment Period shall include a summary of any material developments or progress (positive or negative) made by Parent, the Surviving Corporation or any other Subsidiary of Parent with respect to the Products and the satisfaction of the conditions of any unpaid Milestone Payment or Revenue Payment, which summary shall be no more than three (3) pages in length and in the form of a memo or presentation slides. During the Contingent Payment Period, the Securityholder Representative and its Representatives shall have reasonable access, during regular business hours and upon reasonable advance written notice, to (A) the books and records of Parent and its Subsidiaries, and (B) Parent’s and its Subsidiaries’ personnel, in each case, solely to the extent necessary to assist the Securityholder Representative and its Representatives in connection with its review of Sales Statements; provided, that the Securityholder Representative shall only be permitted to exercise such information and access right once per calendar year in connection with its and its Representatives’ review of Sales Statements. The Securityholder Representative shall, and shall direct any Person who receives any information pursuant to this Section 2.16(d) to, (x) maintain the confidentiality of any information delivered to it pursuant to this Section 2.16(d), except (i) as otherwise required by applicable Law, in which case the Securityholder Representative shall use commercially reasonable efforts to provide Parent with advance notice of such requirement and a reasonable opportunity to seek confidential treatment with respect to such information in advance of any disclosure of such information by the Securityholder Representative, and (ii) that the Securityholder Representative may disclose such information, in its capacity as representative of the Company Securityholders, to any Company Securityholder who has executed and delivered a confidentiality agreement in the form attached hereto as Exhibit K, and (y) comply with any applicable securities Laws relating to the possession of material non-public information and trading.

(ii) Beginning in 2014, during each calendar year in the Contingent Payment Period, the Securityholder Representative shall have the right to participate in one meeting with representatives of Parent, on a date (between June 1 and August 31 of such year) and at a location mutually agreed between the Securityholder Representative and Parent, to review the status of the Products and to discuss any material developments or progress (positive or negative) made by Parent, the Surviving Corporation or any other Subsidiary of Parent with respect to the satisfaction of the conditions to any unpaid Milestone Payment or Revenue Payment.

(e) Parent Discretion. Parent shall have sole discretion over all matters relating to the Products after the Closing, including all matters relating to the development, manufacturing, commercialization or Regulatory Approval of the Products after the Closing (including in respect of the decision to pursue any of the foregoing, and, if applicable, the timing thereof) and to the allocation of personnel and other resources reasonably available to Parent and its Subsidiaries.

(f) Parent Covenants.

(i) During the Contingent Payment Period, Parent shall, and shall cause the Surviving Corporation and its other Subsidiaries to, use its or their commercially reasonable efforts to satisfy the conditions to the Milestone Payments and the Revenue Payments, taking into account available resources, integration activities and relative likelihood of technical, regulatory and commercial success; provided, that the parties hereto hereby agree that the expenditure by Parent and/or its Subsidiaries of at least $40,000,000 incurred for research and development and clinical trial activities relating to the Products and with the sale and marketing of the Products during the Contingent Payment Period in respect of its obligations to satisfy the conditions to the Milestone Payments and the Revenue Payments in this Section 2.16(f) shall be deemed to constitute commercially reasonable efforts for purposes of this Section 2.16(f); provided, further, that such expenditure shall not be the exclusive means deemed to constitute commercially reasonable efforts for purposes of this Section 2.16(f).

(ii) For purposes of Section 2.16(f)(i):

(A) research and development and clinical trial activities shall include all direct expenses, including labor and materials, and allocable overhead costs which are allocated in accordance with GAAP applied in a manner consistent with Parent’s internal accounting and reporting treatment;

(B) sales and marketing expenses shall include all direct expenses, including labor and materials, and allocable overhead costs which are allocated in accordance with GAAP applied in a manner consistent with Parent’s internal accounting and reporting treatment; provided, further, that sales and marketing expenses which are common to or shared by multiple products sold by Parent, including the Products (“Indirect Sales and Marketing Expenses”), shall be limited to (x) such amount of Indirect Sales and Marketing Expenses multiplied by the fraction equal to (y)(1) Product revenue divided by (2) total Parent revenue; and

(C) overhead costs refers to expenses, other than direct expenses, which are incurred and generally allocated to departments on the basis of square footage, fixed assets utilized, or headcount; provided, that for purposes of this Section 2.16(f)(ii)(C), overhead costs shall be limited to 15% of direct expenses.

(g) Tax Treatment. The parties hereto agree to treat any Milestone Payment and Revenue Payment as an adjustment to the Merger Consideration for Tax and financial reporting purposes.

(h) Reduction of Acquisition Expenses and Unilateral Right of Set-Off.

(i) In the event that any Acquisition Expenses remain outstanding prior to, or become payable in connection with, the payment of a Milestone Payment or Revenue Payment, the amount of such Acquisition Expenses shall be deducted from the amounts otherwise payable to the Company Securityholders under this Section 2.16. If any such Acquisition Expenses constitute payments to third parties, Parent will promptly pay the applicable amount to such third party following receipt of payment information. For the avoidance of doubt, all Milestone Payments and Revenue Payments to be made to the Company Securityholders under this Section 2.16 shall, prior to the payment of any amounts to the Company Securityholders, be reduced by amounts required to be paid to participants under the Management Sale Bonus Plan in connection with such Milestone Payments and Revenue Payments, which amounts shall be paid to such participants in the same form (i.e., cash and/or Parent Shares) as the related Milestone Payment or Revenue Payment, which payments Parent may elect to make in accordance with the Company’s standard payroll practices and which payments may or may not be effected through the Paying Agent.

(ii) Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to make any Milestone Payment or Revenue Payment, as applicable, shall be qualified in its entirety by the right of Parent to reduce the amount of such Milestone Payment or Revenue Payment by the aggregate amount of Damages claimed in good faith by the Parent Indemnified Parties pursuant to Article VI and (A) not fully resolved prior to such Milestone Payment Date or Revenue Payment Date, as applicable, or (B) determined by a court of competent jurisdiction to be payable to the Parent Indemnified Parties.

(i) Other Terms.

(i) Notwithstanding anything to the contrary in this Agreement, the obligation of Parent to make any Milestone Payment or Revenue Payment (and to pay any amounts in connection therewith to participants in the Management Sale Bonus Plan) shall begin on the Closing Date and terminate on the eighth (8th) anniversary of the Closing Date (including the extension provided in the proviso to this clause (i), the “Contingent Payment Period”); provided, that the obligation of Parent to make the Milestone Payment pursuant to Section 2.16(a)(v) (and to pay any amounts in connection therewith to participants in the Management Sale Bonus Plan) shall begin on the Closing Date and terminate on the tenth (10th) anniversary of the Closing Date.

(ii) Notwithstanding anything to the contrary in this Agreement, under no circumstances shall the aggregate amount of (A) the Merger Consideration and (B) the Cash Amount exceed $350,000,000.

(iii) In the event that a third party (other than a third party that is an Affiliate of Parent prior to such transaction) acquires 50% or more of Parent’s capital stock or assets (whether by the purchase of Parent’s assets or stock, merger or otherwise) during the Contingent Payment Period and before the PMA Approval Milestone Payment has become due and payable, then, if an Interventional System to be sold in the European Community has been affixed with a CE Mark, the PMA Approval Milestone Payment shall become due and payable and shall be paid to the Company Securityholders (and to participants in the Management Sale Bonus Plan) within five (5) Business Days following the consummation of such acquisition pursuant to the provisions of Section 2.16(a)(iii). Parent shall ensure that any such acquirer of Parent’s business (whether by the purchase of Parent’s assets or stock, merger or otherwise) during the Contingent Payment Period shall assume Parent’s obligations under this Agreement.

Section 2.17 Limitation on Issuances of Parent Shares. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Parent issue pursuant to the terms of this Agreement a number of Parent Shares that, in the aggregate together with any prior issuances of Parent Shares hereunder, would exceed 19.9% of the number of Parent Shares issued and outstanding immediately prior to the Effective Time unless Parent has first (at Parent’s sole option and discretion) obtained the prior approval of its stockholders in compliance with applicable NASDAQ (or any subsequent exchange or trading market in which the Parent Shares have their primary listing at the applicable time) listing rules. In the event that there is a payment due to Company Securityholders hereunder and Parent may not, as a result of the prior sentence, issue some or all of the Parent Shares that would otherwise be issued in connection therewith, Parent shall pay the applicable portion of such payment in cash (and each applicable Company Securityholder will receive the cash equivalent of the Parent Shares (valued at the Closing Date or the applicable Milestone Payment Date or Revenue Payment Date, using the Parent Share Closing Price or the applicable Parent Share Contingent Payment Price) that would otherwise have been payable).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter supplied by the Company to Parent and Merger Sub dated as of the date hereof (the “Company Disclosure Letter”), it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Company Disclosure Letter shall be deemed to be disclosure with respect to any representation or warranty made in this Article III, whether or not an explicit cross-reference appears, to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure in such Section of the Company Disclosure Letter is relevant to such other representation or warranty made in this Article III, the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement (unless such representation or warranty is specifically made as of a date prior to the date of this Agreement, in which case as of such date) as follows:

Section 3.1 Organization and Qualification. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing (where such concept is applicable) to do business in each jurisdiction in which the nature of the business conducted by it or the operation, ownership or leasing of its assets or properties makes such qualification or license necessary; except, in the case of clauses (b) and (c) of this sentence, where the failure to have such corporate power and authority or to be so qualified, licensed or in good standing, individually or in the aggregate, has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of the Company or its Subsidiary to carry on their business as it is now being conducted. The Sixth Amended and Restated Certificate of Incorporation and By-laws of the Company (collectively, the “Company Organizational Documents”), copies of which have previously been made available to Parent, are correct and complete copies of the Company’s organizational documents as in effect as of the date hereof.

Section 3.2 Authorization of Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approvals and the Company Approvals, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company and, except as contemplated by this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions.

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

(c) The Company Stockholder Approvals are the only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions.

(d) The Company Board has unanimously (i) determined that it is advisable and in the best interests of the Company and its stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement and the Transactions, (iii) resolved to submit this Agreement to the stockholders of the Company for adoption, and (iv) recommended to the stockholders of the Company that they adopt this Agreement.

Section 3.3 Subsidiary of the Company.

(a) CircuLite GmbH, a German limited liability company, is the sole Subsidiary of the Company and is wholly-owned by the Company. The Company does not directly or indirectly (including through the Subsidiary of the Company) own any equity interest in any other Person.

(b) The Company’s Subsidiary (i) is an entity duly organized and validly existing under the Laws of the Federal Republic of Germany, (ii) has all requisite organizational power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and (iii) is duly qualified or licensed to do business in each jurisdiction in which the nature of the business conducted by it or the operation, ownership or leasing of its properties or assets makes such qualification or license necessary; except, in the case of clauses (ii) and (iii), where the failure to have such corporate power and authority or to be so qualified or licensed, individually or in the aggregate, have not had and would not have, a Company Material Adverse Effect. The Articles of Association of the Company’s Subsidiary (collectively, the “Subsidiary Organizational Documents”), copies of which have previously been made available to Parent, are correct and complete copies of the organizational documents of the Company’s Subsidiary as in effect as of the date hereof.

Section 3.4 Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 250,000,000 shares of Company Common Stock; (ii) 8,618,014 shares of Company Series A Preferred Stock; (iii) 29,496,471 shares of Company Series B Preferred Stock; (iv) 44,785,939 shares of Company Series C Preferred Stock; and (v) 76,190,484 shares of Company Series D Preferred Stock.

(b) As of the date hereof: (i) 6,393,509 shares of Company Common Stock are issued and outstanding; (ii) 7,383,334 shares of Company Series A Preferred Stock are issued and outstanding; (iii) 29,411,759 shares of Company Series B Preferred Stock are issued and outstanding; (iv) 37,382,749 shares of Company Series C Preferred Stock are issued and outstanding; (v) 76,190,484 shares of Company Series D Preferred Stock are issued and outstanding; and (vi) no other capital stock of the Company is authorized, issued or outstanding.

(c) All of the issued and outstanding shares of Company Stock: (i) are duly authorized, validly issued, fully paid and non-assessable; (ii) are free of any preemptive rights; (iii) are not subject to any restrictions on transfer, other than restrictions on transfer imposed by applicable securities Laws and those restrictions set forth in the Company Funding Documents; and (iv) have been issued in compliance with all applicable Laws and all requirements set forth in the Company Funding Documents and in Company’s Certificate of Incorporation.

(d) Except for the Company 2004 Stock Option Plan, as amended (the “Award Plan”), the Company does not have or maintain any stock option plan or other similar plan providing for equity compensation of any Person. The Company has reserved 37,909,804 shares of Company Common Stock for issuance as awards under the Award Plan to employees and directors of, and consultants to, the Company and its Subsidiary, of which 37,304,968 shares of Company Common Stock are issuable, as of the date of this Agreement, upon the exercise of outstanding, unexercised options to purchase Company Common Stock (the “Company Options”).

(e) Section 3.4(e) of the Company Disclosure Letter sets forth a correct and complete list of all options, warrants, deemed shares or other similar rights to which the Company or its Subsidiary is a party or by which the Company or its Subsidiary is bound obligating the Company or its Subsidiary to issue, exchange, transfer, deliver, sell, repurchase or redeem any shares of the capital stock of the Company or its Subsidiary or to otherwise acquire any shares of capital stock of, or other equity interests in, any other Person or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Except for the options, warrants, deemed shares or other similar rights described in this Section 3.4(e), there are no outstanding warrants, options, deemed shares, scrip, rights to subscribe to, purchase rights, preemptive rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock or securities containing any equity features of the Company or its Subsidiary or any other ownership interest of the Company or its Subsidiary (including any phantom interest), or contracts, commitments, understandings or arrangements, by which the Company or its Subsidiary is or may become bound to issue additional shares of its capital stock or warrants, options, scrip, rights to subscribe to, purchase rights, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or its Subsidiary, or that would otherwise provide the holder thereof with the right to vote on any matters which the holders of capital stock or other equity interest may vote and no authorization therefor has been given.

(f) Section 3.4(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the record holder of all shares of capital stock of the Company and any options, warrants or similar rights convertible into shares of capital stock of the Company (together the number and class of shares of capital stock of the Company issuable upon the exercise of any such option, warrant or similar right) (the “Capitalization Table”). The Capitalization Table reflects any options, warrants or similar rights exercised or forfeited as of the date hereof.

Section 3.5 No Conflict; Required Filings and Consents.

(a) Assuming that the Company Stockholder Approvals and the Company Approvals have been obtained and that the filings and notifications described in Section 3.5(b) have been made, the execution and delivery of this Agreement by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement do not and shall not (i) violate the Company Organizational Documents or the Subsidiary Organizational Documents, (ii) result in a breach of any Law applicable to the Company or its Subsidiary or any of their respective assets or properties or (iii) result in a breach of, cause the termination of, or give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under any Material Contract; except, in the case of clauses (ii) and (iii) of this sentence, where such violation, breach, termination or default would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company, the consummation of the Transactions and the performance by the Company of its obligations under this Agreement do not and shall not require the Company or its Subsidiary to obtain any consent, license, permit, approval, waiver or authorization of, or make any registration, declaration or filing with, any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Secretary of State for the State of Delaware, (ii) the consents and filings listed in

Section 3.5 of the Company Disclosure Letter (the notifications, consents and filings described in clauses (i) and (ii) of this Section 3.5(b), collectively, the “Company Approvals”), and (iii) such other consents, licenses, permits, approvals, waivers, authorizations, registrations, declarations or filings the failure of which to obtain or make would not reasonably be expected to materially and adversely affect the ability of the Company and its Subsidiary to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

Section 3.6 Company Permits; Compliance with Law; Other Product Matters.

(a) Each of the Company and its Subsidiary is in possession of all Permits necessary to own, operate, use and maintain their assets, and to carry on its business as it is now being conducted (collectively, the “Company Permits”), including all Company Permits issued by the FDA or other applicable Governmental Authority or Notified Body, except where the failure to possess such Company Permit has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of the Company and its Subsidiary to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Each material Company Permit is valid and in full force and effect. Neither the Company nor its Subsidiary is in violation of any material Company Permit or applicable Laws relating to the Company and its Subsidiary or their respective assets or properties, including Health Care Laws, except where any such violation of such Company Permit or applicable Law has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of the Company and its Subsidiary to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. To the Knowledge of the Company, each Company Permit will be in full force and effect immediately following the Closing Date and will not expire, terminate or be restricted as a result of the Transactions.

(b) Neither the Company nor its Subsidiary (i) has received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the FDA or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any Law relating to the Company’s products, Company Permit or other requests or requirements of a Governmental Authority during the past four years, (ii) has received any communication from any Governmental Authority or been notified during the last three years that any product exemption, approval, clearance, certification or other Company Permit is withdrawn or modified or that such an action is under consideration, or (iii) has received any requests or requirements from any Governmental Authority or Notified Body to make changes to any product or proposed product, except, in the case of clauses (i), (ii) and (iii) of this Section 3.6(b), where such communications, notices, requests or requirements would not have a Company Material Adverse Effect.

(c) No investigational device exemption filed by or on behalf of the Company or its Subsidiary with the FDA has been terminated or suspended prior to completion by the FDA, and neither the FDA nor any applicable foreign Governmental Authority has commenced, or, to the Knowledge of the Company, threatened to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend, any Proposed Clinical Investigation or ongoing clinical investigation conducted by or on behalf of the Company or its

Subsidiary, except where such terminations, delays, suspensions or investigations would not have a Company Material Adverse Effect.

(d) (i) All applications, notifications, submissions, information and data utilized as the basis for or submitted in connection with any requests for a Company Permit, when submitted to the FDA or similar Governmental Authority or Notified Body, were correct and complete as of the date of submission, other than any immaterial deficiencies or errors, and (ii) any necessary or required updates, changes, corrections or modification to such applications, notifications, submissions, information and data have been submitted to the FDA or other similar Governmental Authority or Notified Body, other than any immaterial updates, changes, corrections or modifications.

(e) The clinical tests conducted by or, to the Knowledge of the Company, with respect to the clinical trials conducted on behalf of or sponsored by the Company or its Subsidiary or in which the Company or its products or product candidates or its Subsidiary or its Subsidiary’s products or product candidates have participated were and, if still pending, are being conducted in all material respects in accordance with the relevant clinical trial protocols, generally accepted medical and scientific research procedures and all applicable Laws, including the Food and Drug Act and its applicable implementing regulations. No investigational device exemption filed by or on behalf of the Company or its Subsidiary with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency has commenced, or, to the Knowledge of the Company, threatened to initiate, any Action to place a clinical hold order on, or otherwise terminate, delay or suspend, any Proposed Clinical Investigation or ongoing clinical investigation conducted by or on behalf of the Company or its Subsidiary.

(f) There have been no recalls ordered or adverse regulatory actions taken or, to the Knowledge of the Company, threatened by the FDA or any other Governmental Authority with respect to any of the Company’s or its Subsidiary’s products, including any facilities where any such products are manufactured, processed, packaged or stored by the Company or its Subsidiary.

(g) Neither the Company nor its Subsidiary is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its products or proposed products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(h) Since January 1, 2010, neither the Company nor its Subsidiary has been a party to any material Action based upon a breach of warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability arising from the use, manufacture or sale of its products.

(i) None of the Company, its Subsidiary or any of their respective directors, officers, agents or employees has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar applicable Laws, or (iii) made any payment in the nature of criminal bribery.

(j) The Company has made available to Parent correct and complete copies of all material written inquiries, notices, requests for records, subpoenas and correspondence received from a Governmental Authority by the Company or its Subsidiary in the past three years related to reimbursement in respect of any of the Products. No right of reimbursement in respect of any of the Products pursuant to any government program or private program has ever been (or, to the Knowledge of the Company, threatened to be) terminated or suspended.

(k) There is no clinical or preclinical data that would prevent or delay the Company or its Subsidiary from continuing any Proposed Clinical Investigation or ongoing clinical investigation, study or trial, or recommencing commercial sales, with respect to the current version of the Surgical System as of the date hereof after the inflow cannula of the Surgical System is modified to allow any such investigation, study or trial to continue.

Section 3.7 Company Financial Statements.

(a) The Company has made available to Parent correct and complete copies of (i) the audited consolidated balance sheet of the Company and its Subsidiary as of each of the fiscal years ended December 31, 2011 and 2012 (such balance sheet for the fiscal year ended December 31, 2012, the “Balance Sheet”) and the related audited consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years ended December 31, 2011 and 2012 (including the notes or other supplementary information thereto), and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiary as of September 30, 2013 (the “Unaudited Balance Sheet”) and the unaudited consolidated statements of income, stockholders’ equity and cash flows for the nine months ended September 30, 2013 (all of the foregoing financial statements are collectively referred to as the “Financial Statements”).

(b) The Financial Statements (i) have been prepared in conformity with GAAP applied consistently through the periods covered thereby without material modification of the accounting principles used therein, and (ii) fairly present in all material respects the financial condition of the Company and its Subsidiary as of the respective dates thereof and the consolidated results of the operations and cash flows of the Company and its Subsidiary for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except (A) as indicated in any notes or other supplementary information thereto, and (B) that the unaudited Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments (which shall not be material individually or in the aggregate).

(c) Section 3.7(c) of the Company Disclosure Letter sets forth the total amount of outstanding Indebtedness as of the date hereof and the breakdown of such amount between the different categories of Indebtedness set forth in the definition thereof, and the applicable lender, counterparty or other party or parties thereof. As of immediately prior to the Closing, the only Indebtedness will be the Closing Date Indebtedness to be paid in full at the Closing pursuant to Section 2.14(a)(i).

(d) Neither the Company nor its Subsidiary maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(e) There are no significant deficiencies or material weaknesses in the design or operations of the internal controls over financial reporting relating to the Company or its Subsidiary. The Company and its Subsidiary have implemented disclosure controls and procedures designed to ensure that material information relating to such entity is made known to the management of such entity by others within such entity. Neither the Company nor its Subsidiary have received any written complaint, allegation or assertion or claim that such entity has engaged in questionable financial reporting, accounting or auditing practices. To the Knowledge of the Company, there has not been any fraud, whether or not material, that involves the officers or other employees and former employees of such entity who have a significant role in the internal controls over financial reporting or written allegations of any such fraud.

Section 3.8 No Company Material Adverse Effect; Absence of Certain Developments. Except as set forth on Section 3.8 of the Company Disclosure Letter, since December 31, 2012, (a) there has not been a Company Material Adverse Effect, and (b) the Company and its Subsidiary have not taken any action that would fail to comply with the terms set forth on Schedule 3.8.

Section 3.9 Absence of Undisclosed Liabilities. Neither the Company nor its Subsidiary has any liability of a nature that is required to be reflected or reserved against in a balance sheet prepared in accordance with GAAP, other than such liabilities (a) reflected or reserved against in the Financial Statements (including, for the avoidance of doubt, in any notes or other supplementary information thereto), (b) incurred in the ordinary course of business since the date of the Balance Sheet or incurred in connection with the transactions contemplated by this Agreement, or (c) that are not in excess of $150,000 in the aggregate.

Section 3.10 Actions. There are no material Actions pending, or to the Knowledge of the Company, threatened against or relating to the Company, its Subsidiary, any of their respective assets or properties or any present or former officer or director of the Company or its Subsidiary (in his or her capacity as such), including relating to any events, circumstances or matters underlying the Urgent Field Safety Notice, issued by the Company, dated July 27, 2013 (the “Notice”).

Section 3.11 Orders. Neither the Company, its Subsidiary nor any of their respective assets or properties is subject to any material Order.

Section 3.12 Benefit Plans; Labor Matters.

(a) Section 3.12(a) of the Company Disclosure Letter sets forth, as of the date hereof, a correct and complete list of each Company Plan (including any Contract providing (i) for employment of any Person by the Company or its Subsidiary, or (ii) any severance, change in control, bonus or retention payments to any Person).

(b) With respect to each Company Plan, the Company has made available to Parent a correct and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (i) the most recent copies of all documents constituting or embodying such Company Plan, (ii) the most recent IRS determination or opinion letter, if applicable, (iii) the most recent summary plan description, and (iv) for the most recent plan year for which such reports or statements were prepared, (A) the plan’s annual reports on Form 5500, (B) financial statements, and (C) actuarial valuation reports.

(c) (i) Each Company Plan has been administered in all material respects in accordance with its terms and applicable Law, and (ii) no Action is pending or, to the Knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course).

(d) Neither the Company nor its Subsidiary has, or would reasonably be expected to have, any material liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA.

(e) Neither the Company nor its Subsidiary has incurred any material liability in respect of post-employment health, medical or life insurance benefits for any current or former director, officer or employee of, or consultant or independent contractor to, the Company or its Subsidiary (each, a “Service Provider”), except as may be required under COBRA or similar Laws and at the expense of such individual.

(f) Neither the Company nor its Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other compensation, benefit, fringe benefit or other plan, program, arrangement or agreement or to enter into any contract or agreement to provide compensation or benefits to any individual, in each case other than required by the terms of the Company Plans as in effect as of the date hereof, or (ii) to modify, change or terminate any Company Plan, other than a modification, change or termination required by applicable Law.

(g) For each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has timely received a favorable determination letter (or opinion letter in the case of a prototype plan) from the IRS relating to the most recently completed IRS qualification cycle applicable to such Company Plan.

(h) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or its Subsidiary; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Company Plans to any current or former Service Provider; or (iii) limit or restrict the right of the Company or its Subsidiary or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Company Plans. None of the Company Plans in effect immediately prior to the Closing would result separately or in the aggregate (including, without limitation, as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(i) Each Company Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been timely amended to comply and has been operated in compliance with, and the Company and its Subsidiary have complied in practice and operation with, all applicable requirements of Section 409A of the Code.

(j) Neither the Company nor its Subsidiary is a party to any collective bargaining or other labor union contracts. No collective bargaining agreement or other labor union contract is being negotiated by the Company or its Subsidiary and, to the Knowledge of the Company, no Person is currently seeking to represent the Company’s or its Subsidiary’s employees. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or its Subsidiary. There are no unfair labor practice complaints pending against the Company or its Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or its Subsidiary.

(k) There is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened against the Company or its Subsidiary before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or its Subsidiary has employed or currently employs any Person. Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiary are currently in compliance in all respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) the Company has not misclassified any Person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or its Subsidiary and no such Person has been improperly excluded from any Company Plan.

(l) Neither the Company nor its Subsidiary is a party to any agreement under which any Service Provider is entitled to any “gross-up” payment in respect of Taxes under Section 4999 or 409A of the Code.

(m) With respect to each Benefit Plan maintained by the Company or its Subsidiary outside of the United States primarily for the benefit of its employees outside the United States, including any such benefit plan required to be maintained or contributed to by applicable Law or custom of the relevant jurisdiction (each, a “Foreign Plan”): (i) all employer and employee contributions to such Foreign Plan required by Law or by the terms of such Foreign Plan have been made or accrued in accordance with normal accounting practices; and (ii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable Governmental Authorities and, if intended to qualify for special Tax treatment, meets all requirements for such treatment, in each case, except as would not reasonably be expected to result in any material liability to the Company or its Subsidiary.

Section 3.12(m) of the Company Disclosure Letter sets forth a correct and complete list of all material Foreign Plans.

(n) The Company has not granted any Company Option with an exercise price of less than the fair market value of Company Common Stock on the date the Company Option was granted (as determined reasonably and in good faith by the Company Board) and based upon the Company’s most recent valuation prepared for purposes of Section 409A of the Code. All of the Company Options and the shares of Company Common Stock underlying the Company Options issued under the Company 2004 Stock Option Plan were issued in accordance with the terms of the Company 2004 Stock Option Plan and the applicable award agreements, and in compliance with all applicable Laws; all forms, statements and documents required to be filed under all such Laws were filed in a timely manner and no Company Options were issued outside the Company 2004 Stock Option Plan.

Section 3.13 Taxes.

(a) All income, franchise and other material Tax Returns required to be filed by or with respect to the Company or its Subsidiary have been timely filed (taking into account any applicable extensions), and all such Tax Returns are correct and complete in all material respects. No claim has been made by a Governmental Authority in a jurisdiction where the Company or its Subsidiary does not file Tax Returns that the Company or its Subsidiary, as applicable, is or may be subject to taxation by that jurisdiction.

(b) The Company and its Subsidiary have fully and timely paid all Taxes shown to be due on the Tax Returns referred to in Section 3.13(a), and all material Taxes otherwise due from the Company and its Subsidiary. The unpaid Taxes of the Company and its Subsidiary (i) did not, as of the date of the Unaudited Balance Sheet (including with respect to a Tax Return for a Pre-Closing Taxable Period) exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Balance Sheet (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary. Since the date of the Unaudited Balance Sheet, neither the Company nor its Subsidiary has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice of the Company and its Subsidiary.

(c) All deficiencies for Taxes asserted or assessed in writing against the Company or its Subsidiary have been fully and timely paid, settled or properly reflected in the Financial Statements.

(d) No audit or Action is pending or, to the Knowledge of the Company, threatened in writing with respect to any Taxes due from the Company or its Subsidiary.

(e) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company and its Subsidiary for any taxable period and no request for any such waiver or extension is currently pending. No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Surviving Corporation or its Subsidiary after the Closing Date. Neither the Company nor its Subsidiary has applied for a ruling relating to Taxes which will be binding on the Surviving Corporation, its Subsidiary, Parent or any Affiliate of Parent after the Closing Date or entered into a closing or similar agreement with any Governmental Authority.

(f) The Company and its Subsidiary have, or have caused to be, duly and timely withheld and paid over to the appropriate Governmental Authorities all material Taxes required to be so withheld and paid over for all periods under all applicable Laws and have complied in all material respects with all related Tax information reporting provisions under all applicable Laws.

(g) There are no Liens for Taxes upon the assets or properties of the Company or its Subsidiary, other than Permitted Liens.

(h) Neither the Company nor its Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i) Neither the Company nor its Subsidiary has any liability for a Tax of any Person as a result of having been a member of any consolidated, combined, affiliated or unitary group prior to the Closing Date, as a transferee or successor or pursuant to any contractual agreement entered into prior to the Closing Date. Neither the Company nor its Subsidiary is a party to any agreement or arrangement providing for the allocation or sharing of Taxes, and after the Closing Date, neither the Surviving Corporation nor its Subsidiary will be bound by any such agreement or similar arrangement entered into prior to the Closing Date or have any liability thereunder for any amounts due in respect of periods prior to the Closing Date.

(j) The Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code at any time during the two-year period ending on the date hereof.

(k) Neither the Surviving Corporation nor its Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any installment sale or open transaction disposition made prior to the Closing Date. Neither the Company nor its Subsidiary is required, or has agreed, to make any adjustment related to a change in accounting method for Tax purposes.

(l) The Company has made available complete copies of (i) all federal, state, provincial, local and foreign income or franchise Tax Returns of the Company and its Subsidiary relating to the taxable periods ending on or after December 31, 2010, and (ii) any audit report issued within the last three years relating to any Taxes due from or with respect to the Company or its Subsidiary.

(m) Section 3.13(m) of the Company Disclosure Letter lists all income or franchise Tax Returns of the Company and its Subsidiary filed after December 31, 2008 and indicates for each such Tax Return the filing jurisdiction, filing date, whether such Tax Return has been audited by the relevant Governmental Authority, and whether the statute of limitations remains open for such Tax Return.

(n) Except with respect to the last sentence of Section 3.13(e), Section 3.13(i), and Section 3.13(k), no representation or warranty contained in this Section 3.13 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the Closing Date.

(o) The Company and its Subsidiary are in material compliance with all terms and conditions of any Tax exemptions, Tax benefit programs or other preferential Tax treatments. No submissions made to any Governmental Authority in connection with obtaining any Tax exemption, Tax benefit or other preferential Tax treatment contained any misstatement or omission that would have materially affected the granting of such Tax exemption, Tax benefit or other preferential Tax treatment. No suspension, revocation or cancellation of any such Tax exemption, Tax benefit or other preferential Tax treatment is pending or, to the Knowledge of the Company, threatened in writing. The Transactions will not have any material and adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax benefit programs or other preferential Tax treatments, and will not result in the claw-back or recapture of any material Tax exemptions, Tax benefits or other preferential Tax treatments previously obtained by the Company or its Subsidiary.

Section 3.14 Properties.

(a) The Company and its Subsidiary each has good and valid title to, free and clear of all Liens, or holds pursuant to valid and enforceable leases, all of the tangible personal property and assets (excluding Intellectual Property) that are reflected on the Balance Sheet or acquired after the date of the Balance Sheet, except for (i) such property and assets disposed of by the Company or its Subsidiary, as applicable, in the ordinary course of business; and (ii) Permitted Liens.

(b) Section 3.14(b) of the Company Disclosure Letter sets forth a correct and complete list of all Leased Real Property. To the Knowledge of the Company, (i) the Company or its Subsidiary have good and valid title to the leasehold estate under each Real Property Lease free and clear of all Liens, other than Permitted Liens; and (ii) there are no pending or threatened condemnation or foreclosure proceedings relating to any of the Leased Real Property.

(c) Neither the Company nor its Subsidiary has leased or subleased Leased Real Property to any Person pursuant to any lease or sublease as of the date hereof.

(d) All of the land, buildings, structures and other improvements material to the operation of the Company and its Subsidiary are included in the Leased Real Property.

(e) The facilities, machinery, equipment, furniture, leasehold improvements, fixtures, vehicles, structures, related capitalized items and other tangible property that are, individually or in the aggregate, material to the business of the Company and its Subsidiary are in good operating condition and repair, subject to normal wear and tear.

Section 3.15 Intellectual Property.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a correct and complete list of all Owned Intellectual Property that is registered, issued or subject to a pending application for registration (“Registered Owned Intellectual Property”), indicating for each item, to the extent applicable, the registration or application number, the applicable jurisdiction, the owner, the registration or filing date and, with respect to Internet domain names, the applicable registrar.

(b) Except as set forth on Section 3.15(b) of the Company Disclosure Letter, the Company or its Subsidiary is the sole and exclusive owner of each item of the Registered Owned Intellectual Property free and clear of all Liens (other than Permitted Liens and non-exclusive licenses of Intellectual Property entered into by the Company or its Subsidiary with their respective customers in the ordinary course of business). None of the Registered Owned Intellectual Property has been adjudged invalid or unenforceable in whole or in part, and the Owned Intellectual Property is subsisting and, to the Knowledge of the Company with respect to the Registered Owned Intellectual Property, is valid and enforceable subject to Enforceability Exceptions. Except as set forth on Section 3.15(b) of the Company Disclosure Letter, the Owned Intellectual Property is not subject to any outstanding Order adversely affecting the Company’s or its Subsidiary’s use of, or right to, any such Owned Intellectual Property, or any exclusive license, covenant not to sue, release, immunity, waiver or co-existence agreement.

(c) To the Knowledge of the Company, the Company or its Subsidiary has the right to use all material Company Intellectual Property used in the operation of its businesses as presently conducted (subject to the terms of the Company IP Agreements governing any Licensed Intellectual Property, as applicable), and there are no other items of Intellectual Property that are material to the ordinary conduct of such business.

(d) Except as set forth on Section 3.15(d) of the Company Disclosure Letter and to the Knowledge of the Company, the use of the Company Intellectual Property by the Company and its Subsidiary in connection with the operation of their businesses and the manufacture, use or sale of any Product manufactured by the Company and its Subsidiary, does not infringe upon, dilute, misappropriate or otherwise violate the Intellectual Property rights of any other Person in any material respect. There is no Action initiated by any other Person pending or, to the Knowledge of the Company, threatened in writing, against the Company or its Subsidiary alleging any such infringement, dilution, misappropriation or violation.

(e) To the Knowledge of the Company, no Person is engaging in any activity that infringes, dilutes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property.

(f) The Company has taken steps in accordance with normal industry practice to maintain the confidentiality of its Trade Secrets. Except as set forth on Section 3.15(f) of the Company Disclosure Letter, to the Knowledge of the Company, (i) there has been no misappropriation of any Trade Secrets by any Person, (ii) no employee, independent contractor or agent of the Company has misappropriated any material Trade Secret of any other

Person, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any material term of any employment agreement, nondisclosure agreement, assignment of invention agreement, or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property.

(g) Each of the Company and its Subsidiary (as applicable) has timely and effectively exercised any and all claims under the Inventions Act, by means of an unlimited claim, in relation to service inventions by any of its current or former employees, whether notified in accordance with Section 5 of the Inventions Act or that otherwise comes to its knowledge. Except as set forth on Section 3.15(g) of the Company Disclosure Letter, each of the Company and its Subsidiary has paid all applicable remuneration to persons entitled to any compensation under the Inventions Act for the period up to and including the Closing Date.

(h) The computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data, data communication lines and all other computerized or information technology equipment and associated documentation used by the Company or its Subsidiary in its day-to-day operations (collectively, “IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications, and (ii) have not malfunctioned or failed in a manner materially disruptive to the business of the Company or its Subsidiary within the past two (2) years. To the Knowledge of the Company, no Person has gained unauthorized access to the IT Assets. The Company and its Subsidiary have implemented reasonable backup, archive, security and disaster recovery technology and processes.

(i) Except as set forth on Section 3.15(i) of the Company Disclosure Letter, to the Knowledge of the Company, no university or Governmental Authority (whether U.S. or non-U.S., federal or state) sponsored research and development conducted by the Company, or has any claim of right to, or ownership of, or other Lien (other than Permitted Liens) on, any Owned Intellectual Property.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of each of the following Contracts (other than Company Plans and Foreign Plans set forth on Section 3.12(a) or (m) of the Company Disclosure Letter) to which the Company or its Subsidiary is a party and under which the Company or its Subsidiary has remaining rights or obligations (each, a “Material Contract”):

(i) any Contract that involved payments or consideration of more than $150,000 in the fiscal year ended December 31, 2012 for goods and services furnished by the Company or its Subsidiary or for goods and services furnished to the Company and its Subsidiary;

(ii) any Real Property Lease with annual rental payments in excess of $250,000;

(iii) any Contract under which the Company or its Subsidiary has continuing material indemnification obligations to any third Person, other than those entered into in the ordinary course of business;

(iv) any Contract for capital expenditures involving payments of more than $250,000 for the fiscal year ending December 31, 2013;

(v) any Contract involving a material joint venture or partnership agreement;

(vi) any Contract relating to Indebtedness of the Company or its Subsidiary under which the principal amount outstanding thereunder is greater than $250,000;

(vii) any Contract containing covenants of the Company or its Subsidiary not to (A) compete with any Person, (B) solicit any Person for employment; or (C) engage in any line business or activity in any geographic region;

(viii) any Contract evidencing an outstanding loan, advance or investment by the Company or its Subsidiary to or in any Person of more than $250,000 in the aggregate (excluding trade receivables and advances to employees for normally incurred business expenses, each arising in the ordinary course of business);

(ix) any Contract involving the sale, transfer or acquisition of any material business entered into by the Company and its Subsidiary in the calendar year preceding the date of this Agreement;

(x) any material Company IP Agreement (other than Off-the-Shelf Software Licenses that involve annual payments or consideration of no more than $100,000 in the aggregate);

(xi) any Contract under which any Person has an exclusive right to purchase products or services from, or supply products or services to, the Company or its Subsidiary;

(xii) any Contract for the sale of the Company’s products or services that is not terminable at will by either party thereto; and

(xiii) any Contract for goods and services furnished to the Company and its Subsidiary involving payments or consideration of more than $250,000 in the aggregate.

(b) The Company has made available to Parent correct and complete copies of each Material Contract. Each Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable (and, to the Knowledge of the Company, the other party or parties thereto) and is in full force and effect and is enforceable against the Company or its Subsidiary, as applicable (and, to the Knowledge of the Company, the other party or parties thereto), subject to the Enforceability Exceptions. Neither the Company nor its Subsidiary is in breach, violation of or default (or would be in default with notice or lapse of time, or both) under any Material Contract, except where such breach, violation or default would not have a Company Material Adverse Effect.

Section 3.17 Environmental. (a) The Company and its Subsidiary and their occupation and use of the Leased Real Property are, and for the past three years have been, in compliance with all applicable Environmental Laws, (b) neither the Company nor its Subsidiary have released any Hazardous Substances into the environment, and, to the Knowledge of the Company, there has been no release of any Hazardous Substances at any Real Property formerly owned or leased by either of them, that require any investigation, remediation, cleanup, or remedial or corrective action under applicable Environmental Law, (c) neither the Company nor its Subsidiary is conducting or funding any investigation, remediation, cleanup, or remedial or corrective action of or with respect to any release of Hazardous Substances, and (d) neither the Company nor its Subsidiary has received any notice that it is in violation of or has liability under any applicable Environmental Law; except, in the case of clauses (a) through (d), as would not have a Company Material Adverse Effect.

Section 3.18 Brokers. Except for Credit Suisse Securities (USA) LLC, no broker, finder or investment banker is or shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions as a result of any Contract entered into by or on behalf of the Company or its Subsidiary or any of their respective Affiliates. The engagement letter between the Company and Lazard Frères & Co. LLC, dated June 6, 2008, as amended, has been terminated and no fees, expenses or payments of any kind are or may become outstanding and due thereunder in connection with the Transactions or otherwise.

Section 3.19 Insurance. The Company and its Subsidiary maintain insurance policies in such amounts, with such deductibles and against such risks and losses as are reasonable for the assets of the Company and its Subsidiary and the conduct of their business. None of the Company or its Subsidiary has received any written notice from any insurer under any such insurance policies, canceling or materially adversely amending any such policy or denying coverage thereunder. All premiums on such insurance policies due and payable as of the date hereof have been paid.

Section 3.20 Affiliate Contracts. Other than the Company Funding Documents, or as set forth on Section 3.20 of the Company Disclosure Letter, there are no Contracts between or among the Company or its Subsidiary, on the one hand, and any Company Securityholder or any Affiliate thereof or member of the Company Board, on the other hand (each, an “Affiliate Contract”).

Section 3.21 Disclaimer. The representations and warranties made by the Company in this Article III (as modified by the Company Disclosure Letter) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. The Company hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding the Company or its Subsidiary (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to Parent, Merger

Sub and their respective Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions (the “Evaluation Material”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth (i) in the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), or (ii) in all reports, schedules, forms, statements or other documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2011 (collectively, the “Parent SEC Documents”) but at least three Business Days prior to the date of this Agreement, in each case, it being understood that the disclosure of any matter, information, item or other disclosure in any Section of the Parent Disclosure Letter or in any of the Parent SEC Documents shall be deemed to be disclosure with respect to any representation or warranty made in this Article IV, whether or not an explicit cross-reference appears, to the extent that it is reasonably apparent from the face of such disclosure that such matter, information, item or other disclosure is relevant to such other representation or warranty made in this Article IV, Parent and Merger Sub as of the date of this Agreement (unless such representation or warranty is specifically made as of a date prior to the date of this Agreement, in which case as of such date) hereby represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification. Each of Parent and Merger Sub (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the operation, ownership or leasing of its assets or properties makes such qualification or license necessary; except, in the case of clauses (b) and (c) of this sentence, where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, would not have a Parent Material Adverse Effect. The Certificate of Incorporation and Bylaws of Parent and Merger Sub, copies of which have previously been made available to the Company (in the case of Parent, via the SEC’s EDGAR system), are correct and complete copies of Parent’s and Merger Sub’s respective organizational documents as in effect as of the date hereof.

Section 4.2 Authorization of Agreement.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and, subject to the adoption of this Agreement following its execution by Parent in its capacity as Merger Sub’s indirect sole stockholder and guarantor of Merger Sub’s obligations under this Agreement, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.

(b) This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

(c) (i) The Board of Directors of Merger Sub has unanimously (A) determined that it is advisable and in the best interests of Merger Sub for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and (B) approved this Agreement and the Transactions and (ii) the Board of Directors of Parent has unanimously (A) determined that it is advisable and in the best interests of Parent for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and (B) approved this Agreement and the Transactions.

Section 4.3 Subsidiaries of Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions and has engaged in no business other than in connection with the Transactions. All of the issued and outstanding capital stock of Merger Sub is owned by World Heart Corporation, a Delaware corporation and wholly-owned Subsidiary of HeartWare, Inc., a Delaware corporation and wholly-owned Subsidiary of HeartWare Pty. Limited, an Australian proprietary corporation and a wholly-owned Subsidiary of Parent.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Assuming the accuracy of the representations and warranties contained in Section 3.5 and that the Parent Approvals have been obtained and the filings and notifications described in Section 4.4(b) have been made, the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation of the Transactions and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement do not and shall not (i) violate the Certificate of Incorporation and Bylaws of Parent and Merger Sub, (ii) result in a breach of any Law applicable to Parent and Merger Sub or any of their respective assets or properties, or (iii) result in a breach of, cause the termination of, give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both, constitute) a default under any material Contract to which it is a party; except in the case of clauses (i) through (iii) of this sentence, where such violation, breach, termination or default would not reasonably be expected to materially and adversely affect the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

(b) Assuming the accuracy of the representations and warranties contained in Section 3.5, the execution and delivery of this Agreement by each of Parent and Merger Sub, the consummation of the Transactions and the performance by each of Parent and Merger Sub of its respective obligations under this Agreement do not and shall not require Parent or Merger Sub to obtain any consent, license, permit, approval, waiver or authorization of, or make any registration, declaration or filing with, any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Secretary of State for the State of Delaware; (ii) the consents and filings listed in Section 4.4 of the Parent Disclosure Letter; (iii) under the Exchange Act (including the filing of any registration statement pursuant to the Registration Rights Agreement); any applicable state securities, takeover or “blue sky” laws; and the rules and regulations of NASDAQ (the notifications, consents and filings described in clauses (i) through (iii) of this Section 4.4(b), collectively, the “Parent Approvals”); and (iv) such other consents, licenses, permits, approvals, waivers, authorizations, registrations, declarations or filings, the failure of which to obtain or make would not reasonably be expected to materially and adversely affect the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

Section 4.5 Parent Permits; Compliance with Law. Each of Parent and its Subsidiaries is in possession of all Permits necessary for Parent and its Subsidiaries to own, operate, use, or maintain their assets, and to carry on its business as it is now being conducted (collectively, the “Parent Permits”), except where the failure to possess such Parent Permits has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Each Parent Permit is valid and in full force and effect, except where the failure to have such Parent Permits be valid and in full force and effect has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Neither Parent nor any of its Subsidiaries is in violation of any Parent Permit, or to the knowledge of Parent, applicable Laws relating to Parent and its Subsidiaries or their respective assets or properties, including Health Care Laws, except where the violation of such Parent Permit or applicable Laws has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions. Each Parent Permit will be in full force and effect immediately following the Closing Date and will not expire, terminate or be restricted as a result of the Transactions, except where the failure to have such Parent Permits be valid and in full force and effect immediately following the Closing Date or to be unrestricted as a result of the Transactions has not materially and adversely affected, and would not reasonably be expected to materially and adversely affect, the ability of Parent and its Subsidiaries to carry on their business as it is now being conducted or the ability of the parties hereto to consummate the Transactions.

Section 4.6 Parent Financial Statements.

(a) Parent has made available to the Company correct and complete copies of (i) the consolidated financial statements (including, in each case, any notes and Form 10-K schedules thereto) of Parent and its Subsidiaries contained in the Parent SEC Documents (collectively, the “Parent Financial Statements”) as of December 31, 2012, and (ii) the unaudited consolidated balance sheet of Parent and its Subsidiaries as of September 30, 2013 and the unaudited consolidated statements of income, stockholders’ equity and cash flows for the six months ended September 30, 2013 (the “Parent Balance Sheet”).

(b) The Parent Financial Statements (i) have been prepared in conformity with GAAP applied consistently through the periods covered thereby without material modifications of the accounting principles used therein (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (ii) fairly present in all material respects the financial condition of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations of Parent and its Subsidiaries for the respective fiscal periods covered thereby, in each case in accordance with GAAP, except (A) as indicated in any notes or other supplementary information thereto, and (B) that the unaudited Financial Statements do not contain footnotes and are subject to normal year-end audit adjustments.

Section 4.7 No Parent Material Adverse Effect; Absence of Certain Developments. Since the date of the Parent Balance Sheet, (a) there has not been a Parent Material Adverse Effect, and (b) Parent and its Subsidiaries (including Merger Sub) have not taken any of the following actions:

(i) (A) amended or restated Parent’s Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise), or (B) amended the charter or organizational documents of any Subsidiary of Parent (including Merger Sub), except (1) as required by Law or the rules and regulations of the SEC or NASDAQ or (2) as would not reasonably be expected to affect the Company Securityholders whose Company Securities (or a portion thereof) are to be converted into Parent Shares at the Effective Time pursuant to this Agreement in a manner different than holders of Parent Shares prior to the Effective Time; or

(ii) declared or paid any dividend or other distribution with respect to any of its capital stock (including, for the avoidance of doubt, Parent Shares), except in the ordinary course of business or as permitted by Section 4.7(b)(i).

Section 4.8 Actions. There are no Actions pending or to the knowledge of Parent, threatened against or relating to Parent, Merger Sub or any other Subsidiary of Parent or any of their respective assets or properties or any present or former officer or director of Parent, Merger Sub or any other Subsidiary of Parent (in his or her capacity as such), except for any such Actions that would not have a Parent Material Adverse Effect.

Section 4.9 Orders. Neither Parent, any of its Subsidiaries (including Merger Sub) nor any of their respective assets or properties is subject to any material Order.

Section 4.10 FIRPTA. Parent is not a United States real property holding corporation within the meaning of Code Section 897(c)(2).

Section 4.11 Parent SEC Filings.

(a) Parent has filed all Parent SEC Documents since January 1, 2011. Each Parent SEC Document (i) as of its date, complied as to form with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (ii) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a fact or omit to state a fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Subsidiary of Parent is separately subject to the reporting requirements of the Exchange Act. As of the date hereof, there are no unresolved comments received by Parent from the SEC staff with respect to any Parent SEC documents.

(b) Since January 1, 2011, Parent has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of its board of directors (i) any significant deficiencies and weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect, in any respect, Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, or to the knowledge of Parent, alleged fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Such controls and procedures are designed to ensure that all information concerning Parent and its Subsidiaries that is required to be disclosed in the Parent SEC Documents and other public disclosures is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents. Since January 1, 2011, Parent has been in compliance with the applicable provisions of the Sarbanes-Oxley Act, and Parent has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to any Parent SEC Document. Since January 1, 2011, Parent has been in compliance with the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) Since January 1, 2011, neither Parent nor any Subsidiary of Parent nor, to the knowledge of Parent, any Representatives of Parent or any Subsidiary of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Subsidiary of Parent or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Subsidiary of Parent has engaged in questionable accounting or auditing practices.

Section 4.12 Parent Disclosure Documents. No registration statement filed pursuant to the Registration Rights Agreement, or any amendments or supplements thereto, at the time they become effective under the Securities Act will (except for such portions thereof that relate to the Company or its Subsidiary) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The registration statements filed pursuant to the Registration Rights Agreement and any amendments or supplements thereto (except for such portions thereof that relate to the Company or its Subsidiary) will comply as to form with the applicable provisions of the Exchange Act.

Section 4.13 No Vote of Parent Stockholders. Except for (a) the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement by Parent as the indirect sole stockholder and guarantor of Merger Sub’s obligations under this Agreement, or (b) as may be sought by Parent at its sole option and discretion pursuant to Section 2.17, no vote of the stockholders of Parent or any of its Affiliates or the holders of any other securities of Parent or any of its Affiliates (equity or otherwise) is required by any applicable Law, the certificate of incorporation or by-laws of Parent or any of its Affiliates or the applicable rules of any stock exchange on which securities of Parent or any of its Affiliates are traded in order for Parent or any of its Affiliates to consummate the Transactions.

Section 4.14 Brokers. Except for Perella Weinberg Partners LP, no broker, finder, financial advisors or investment banker is or shall be entitled to any brokerage, finder’s, or other fee or commission in connection with the Transactions as a result of any Contract entered into by or on behalf of Parent, Merger Sub or any of their respective Affiliates.

Section 4.15 Independent Investigation. Each of Parent and Merger Sub (a) is an informed and sophisticated participant in the Transactions, (b) has conducted and completed to its satisfaction its own independent investigation, analysis and evaluation of the Company and its Subsidiary and their respective operations, businesses, assets, liabilities, properties and prospects as it has deemed necessary or appropriate, (c) has been provided with and has had the opportunity to request all information, documents or materials it has deemed relevant to its investigation, analysis and evaluation of the Company and its Subsidiary and their respective operations, businesses, assets, liabilities, properties and prospects and has received responses it deems adequate and sufficient to all such requests for information, and (d) in making its determination to enter into this Agreement and to consummate the Transaction, has relied solely upon the representations and warranties of the Company in Article III (as modified by the Company Disclosure Letter) and the results of its own independent investigation, analysis and evaluation of the Company and its Subsidiary and their respective operations, businesses, assets, liabilities, properties and prospects. Each of Parent and Merger Sub acknowledges that (i) neither the Company, its Subsidiary nor any of their respective Representatives or Affiliates has made or shall be deemed to have made any representation or warranty to Parent or Merger Sub, express or implied, at law or in equity, with respect to the Evaluation Material and neither the Company, its Subsidiary nor any of their respective Representatives or Affiliates shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub of, or Parent’s or Merger Sub’s use or reliance on, any of the Evaluation Material, and (ii) with respect to any estimate, projection or forecast delivered by or on behalf of the Company and its Subsidiary to Parent, Merger Sub or their respective Representatives (A) there are uncertainties inherent in attempting to make such estimates, projections and forecasts, (B) the accuracy and correctness of such estimates, projections and forecasts may be affected by information which may become available through discovery or otherwise after the date of such estimates, projections and forecasts, and (C) it is familiar with each of the foregoing.

Section 4.16 Disclaimer. The representations and warranties made by Parent and Merger Sub in this Article IV (as modified by the Parent Disclosure Letter) are in lieu of and are exclusive of all other representations and warranties, including any statutory or implied representations or warranties. Each of Parent and Merger Sub hereby disclaims any such other express or implied representations or warranties, whether at law or in equity, including as to the accuracy or completeness of, or reasonableness of any assumptions underlying any estimates, projections and forecasts set forth in, any information, documents or materials regarding Parent or Merger Sub (including any pro forma financial information, supplemental data or financial projections or other forward-looking statements) furnished or made available to the Company and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1 Public Announcements.

(a) The Company and Parent shall issue a joint press release with respect to this Agreement or the Transactions in the form set forth as Exhibit J hereto at the Effective Time.

(b) The Securityholder Representative shall, and the Securityholder Representative shall direct each Company Securityholder to, prior to issuing any press release or other public announcement pertaining to this Agreement and the Transactions, (i) deliver a draft of such public announcement to Parent, (ii) give Parent reasonable opportunity to comment thereon, and (iii) consider in good faith any written comments provided by Parent to such Company Securityholder in writing (provided, in the case of a public announcement in connection with any filing required to be made by any Company Securityholder pursuant to applicable securities Law, that subclause (iii) shall only apply to the extent such comments were provided by Parent to such Company Securityholder in a reasonably timely manner); provided, that any such press release or other public announcement must, in any event, be consistent in all material respects with the joint press release set forth as Exhibit J hereto and Parent’s other public announcements and public filings relating to the Surviving Corporation, this Agreement or the Transactions. Following the Closing, and consistent with the first sentence of this Section 5.1(b), the Securityholder Representative shall be permitted to, after the public announcement of the Merger, make a public announcement solely to the extent such announcement may state that it has been engaged to serve as the Securityholder Representative in connection with the Merger, and such announcement shall not disclose any of the other terms of the Merger or the other transactions contemplated herein without prior written consent from Parent.

Section 5.2 Indemnification of Directors and Officers.

(a) For a period of six years following the Effective Time, the Surviving Corporation shall, and if it fails to, Parent shall, indemnify, defend and hold harmless all current and former directors and officers of the Company and its Subsidiary (in their capacities as such) (each, a “Company Indemnified Party” and, collectively, the “Company Indemnified Parties”) from and against any Damages incurred by such Company Indemnified Party by reason of: (i) any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company or its Subsidiary or otherwise in connection with the business of the Company or its Subsidiary; or (ii) the fact that he or she is or was a director or officer of the Company or its Subsidiary, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL (it being understood that the DGCL requires that a Company Indemnified Party must have acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and its Subsidiary, and with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful), indemnification agreements existing on the date hereof or the Company Organizational Documents or the Subsidiary Organizational Documents in effect on the date hereof, and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law, indemnification agreements, the Company Organizational Documents or the Subsidiary Organizational Documents. The Surviving Corporation shall ensure that the provisions in the Certificate of Incorporation and By-laws of the Surviving Corporation allowing for the indemnification of the Company Indemnified Parties and the provision of insurance for the Company Indemnified Parties shall not be amended in a manner that would limit the scope of such indemnification and insurance. For the avoidance of doubt, this Section 5.2 shall not apply with respect to, and the Surviving Corporation, its Subsidiary and the other Parent Indemnified Parties shall not have any obligations or liabilities under or in respect of, any such indemnification or exculpation provisions in connection with, any of the matters referenced in Section 6.9.

(b) The Surviving Corporation shall purchase a “tail” insurance policy comparable to the Company’s and its Subsidiary’s current policies of directors’ and officers’ liability insurance coverage for the Company Indemnified Parties that shall provide such Company Indemnified Parties with coverage for a period of six years from and after the Effective Time, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous in the aggregate than the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiary with respect to claims arising from or related to facts or events that occurred at or before the Effective Time; provided, that in no event shall the Surviving Corporation be required to expend an annual amount in excess of 200% of the annual premiums currently paid by the Company for such insurance coverage.

(c) The provisions of this Section 5.2 are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and each party entitled to insurance coverage under this Section 5.2, respectively, and his or her heirs and legal representatives, who shall be deemed third party beneficiaries under this Agreement. Parent shall ensure that the Surviving Corporation complies with all of its obligations under this Section 5.2 and Parent hereby guarantees all such obligations of the Surviving Corporation under this Section 5.2.

(d) If Parent or the Surviving Corporation (or any of their respective successors or assigns) (i) consolidates with or merges with or into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all its properties and assets to any Person, then Parent shall cause proper provisions to be made such that the successors and assigns of Parent or the Surviving Corporation, as applicable, shall assume the obligations set forth in this Section 5.2.

Section 5.3 Employee Matters.

(a) Following the Effective Time, Parent shall, until the completion of the benefits open enrollment period that will be offered to employees of Parent and its Subsidiaries in 2014 (which Parent expects will commence in July 2014), cause the Surviving

Corporation to provide individuals who are employed by the Company and its Subsidiary immediately prior to the Effective Time (the “Employees”) with (i) salaries, wages and bonus opportunities that are, in the aggregate, at least as favorable as those provided to the Employees by the Company and its Subsidiary as of the Effective Time, and (ii) employee benefits that are, in the aggregate, substantially comparable to those provided to the Employees by the Company and its Subsidiary as of the Effective Time. Nothing in this Section 5.3, whether express or implied, shall in any way provide or confer upon any Person any third-party beneficiary rights, including any right to employment or continued employment for any specified period or continued participation in any benefit plan, by reason of this Section 5.3, or limit Parent’s or the Surviving Corporation’s or any of their respective Subsidiaries’ rights to terminate any Employee for any reason at any time. Following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor each Benefit Plan and each written contract between the Company or its Subsidiary, on the one hand, and any director, officer or employee of, or consultant or independent contractor to, the Company or its Subsidiary, on the other hand, that is set forth in the Company Disclosure Letter in accordance with its respective terms as of the Effective Time. Notwithstanding the foregoing, nothing in this Section 5.3 or this Agreement will in any way restrict or limit the ability of Parent, the Surviving Corporation or any of their Subsidiaries to modify, amend or terminate any Benefit Plan or contract referred to in the preceding sentence in accordance with its terms.

(b) Following the Effective Time, for all purposes under the benefit plans, programs, policies, and arrangements of Parent and its Affiliates and to the same extent recognized by the Company and its Subsidiary prior to the Effective Time, each Employee shall be given credit for all service recognized by the Company and its Subsidiary (including service with any predecessor employer for which the Company or its Subsidiary credited service but not for benefit accruals) under the Benefit Plans prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(c) With respect to any welfare benefit plans maintained by Parent or its Affiliates for the benefit of the Employees, Parent shall, or shall cause the Surviving Corporation or another Subsidiary of Parent to, (i) waive, or use commercially reasonable efforts to cause insurance carriers to waive, all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Employees (and their covered dependents) but, unless otherwise required by applicable Law, only to the same extent recognized by the Company or its Subsidiary prior to the Effective Time, and (ii) in determining any deductible, out-of-pocket limitations or similar requirements under healthcare plans, give credit towards satisfying any applicable deductible or similar requirements for the applicable plan year in which the Effective Time occurs with respect to an amount equal to the excess of (A) the total expenses paid by any Employee during the portion of the applicable plan year prior to the Effective Time pursuant to all Benefit Plans that are healthcare plans, over (B) the amount of any employer- or plan-funded credits toward such expenses with respect to similar plans maintained by the Company or its Subsidiary prior to the Effective Time.

(d) As of immediately prior to the Closing Date (but conditioned upon the occurrence of the Closing), the Company shall have terminated the CircuLite, Inc. Retirement Plan. The Company and Parent shall have cooperated in good faith prior to the

Closing with respect to the preparation and execution of all documentation necessary to effect the foregoing termination, and the Company shall have provided Parent a reasonable opportunity to review and comment on all such documentation.

Section 5.4 Stockholder Written Consent; Information Statement. Following the execution of this Agreement and prior to the Closing, the Company shall obtain the Stockholder Written Consent and deliver a copy thereof to Parent. Promptly following its delivery of the Stockholder Written Consent to Parent, the Company shall deliver to the Company Stockholders that did not execute the Stockholder Written Consent (i) a copy of such Stockholder Written Consent, and (ii) the notice(s) required pursuant to Section 228 and 262(d)(2) of the DGCL, the Company Organizational Documents, the Company Funding Documents or the Company Preferred Stock Warrants. Any such notice will comply with the requirements of applicable Law.

Section 5.5 Payoff Letters; Release of Liens. Contemporaneously with the repayment of the Closing Date Indebtedness pursuant to Section 2.14(a)(i), the Company shall deliver or cause to be delivered to Parent a payoff letter executed by each lender of Closing Date Indebtedness (or, if applicable, the administrative or other agent in respect of any applicable credit facility), effective as of the Effective Time (collectively, the “Payoff Letters”), which shall provide for, among other things, the release, discharge, removal and termination of all Liens on the assets of the Company and its Subsidiary arising under any applicable credit facility and related agreements upon payment of the amounts set forth therein.

Section 5.6 Preservation of Books and Records. Parent shall, at its own expense, preserve and keep, and cause the Surviving Corporation and its Subsidiaries to preserve and keep, books and records held by the Company or its Subsidiary relating to the Company Securityholders that are required to be retained under current written retention policies for a period of five years from the Closing Date, during which time Parent shall make such books and records available to the Securityholder Representative as the Securityholder Representative may reasonably require in order to facilitate the resolution of any claims made against or incurred by any Company Securityholders relating to the business of the Company and its Subsidiary conducted prior to Closing. Parent may destroy such books and records after such time, but only after Parent gives 30 days prior written notice to the Securityholder Representative and details the contents of such books and records to be destroyed. The Securityholder Representative (on behalf of the Company Securityholders) shall have the option to take possession of such books and records at its own expense within 30 days of the date of such notice by Parent.

Section 5.7 FIRPTA Certificate. The Company has delivered to Parent a certificate or certificates in compliance with Treasury Regulations Section 1.1445-2 and reasonably satisfactory to Parent, certifying that the Transactions are exempt from withholding under Section 1445 of the Code; provided, that, notwithstanding anything to the contrary in this Agreement, Parent’s sole right if the Company has failed to provide such certificate or certificates shall be to make an appropriate withholding under Section 897 and 1445 of the Code.

Section 5.8 Registration Rights Agreement. Each of Parent, the Securityholder Representative (on behalf of the Company Securityholders), and the other parties thereto, has entered that certain Registration Rights Agreement as set forth on Exhibit E hereto (the “Registration Rights Agreement”).

Section 5.9 Further Assurances. Subject to the terms and conditions of this Agreement, each party to this Agreement agrees to execute such documents and use reasonable best efforts to take or cause to be taken all action and to perform or cause to be performed all things and acts reasonably necessary, proper or advisable to carry out the provisions of this Agreement and to consummate the Transactions, including contesting any Action relating to the Transactions. No document executed pursuant to this Section 5.9 shall be deemed to expand or limit the rights and obligations of the parties hereto beyond those provided in this Agreement or provide for any additional rights or obligations of the parties hereto that are not provided for in this Agreement. In the event of any conflict between the terms of any such documents and this Agreement, the terms of this Agreement shall control.

Section 5.10 Confidentiality. Each Company Securityholder shall hold, and shall use all commercially reasonable efforts to cause its Affiliates and Representatives to hold, in strict confidence, all non-public documents and non-public information concerning the Company and its Subsidiary, or concerning Parent and its Affiliates that was notified to the Company or any Company Securityholder under the terms of this Agreement (including, for the avoidance of doubt, any information given to the Securityholder Representative pursuant to Section 2.16(d)); provided, that nothing in this Section 5.10 shall limit the disclosure of any documents or information to the extent required by applicable Law; provided, further, that the disclosing Person agrees to give Parent prior notice of such disclosure unless prohibited by applicable Law.

Section 5.11 Accredited Investor Certificates. The Company has received executed copies of accredited investor certificates, in the form attached as Exhibit F hereto, from the Company Securityholders set forth on Section 5.11 of the Company Disclosure Letter.

Section 5.12 280G Matters.

(a) The Company has obtained and delivered to Parent, prior to the initiation of the procedure described in Section 5.12(b), an excess parachute payment waiver, in substantially the form attached hereto as Exhibit I, from each Person who the Company reasonably believes is, with respect to the Company or any of its Subsidiaries, a “disqualified individual” (within the meaning of Section 280G of the Code) with respect to the Transactions and who would otherwise receive or have the right or entitlement to receive a “parachute payment” (as defined in Section 280G(b)(2) of the Code) under Section 280G of the Code as a result of the Transactions. By the execution of such waiver agreement, the Person executing the waiver has agreed to waive all of his or her right and entitlement to receive (or if already paid, his or her right and entitlement to keep) any portion of such “parachute payments” which would cause the Person executing the waiver to receive an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), unless the Company Stockholders approve such waived payments in accordance with Section 280G(b)(5)(A)(ii) of the Code.

(b) The Company has submitted the payments that are waived pursuant to the waiver agreements described in Section 5.12(a) to the Company Stockholders for their approval in accordance with all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q-7 of Section 1.280G-1 of such Treasury Regulations.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Indemnification. Upon the terms and subject to the conditions of this Article VI, from and after the Closing Date, each of the Company Indemnifying Parties, severally (and not jointly and severally) in accordance with its Pro Rata Portion, shall indemnify, defend and hold harmless Parent, Merger Sub, the Surviving Corporation, and their respective Affiliates, officers, directors, employees and Representatives (each, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against any Damages incurred by any Parent Indemnified Party to the extent arising out of or resulting from (without duplication): (a) any breach of any representation or warranty of the Company set forth in this Agreement; (b) any breach of any covenant or agreement of the Company set forth in this Agreement; (c) any inaccuracy in the amount of Acquisition Expenses or Closing Date Indebtedness set forth in the Closing Statement; (d) any shares of capital stock of the Company becoming Dissenting Shares (it being understood that such Damages shall be the difference between the appraisal value of the Dissenting Shares and the Merger Consideration that would have been payable in respect of such Dissenting Shares); and (e) any claim by a Company Securityholder that the Merger Consideration payable to such Person was calculated incorrectly under, or otherwise inconsistent with, the terms of the Company Funding Documents, the Company Organizational Documents, or any other applicable agreement.

Section 6.2 Defense of Third Party Claims. The obligation of the Company Indemnifying Parties to indemnify any Parent Indemnified Party under this Article VI with respect to Damages arising out of or resulting from third party claims (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) A Parent Indemnified Party shall give the Securityholder Representative prompt written notice of any such Third Party Claim (a “Third Party Claim Notice”); provided, however, that the failure to provide such prompt written notice shall not release the Company Indemnifying Parties from their indemnification obligations except to the extent, and only to the extent, the Company Indemnifying Parties are prejudiced by such failure. The Securityholder Representative may undertake and assume the defense of such Third Party Claim (on the behalf of the Company Indemnifying Parties) within 30 days of receiving such Third Party Claim Notice with representatives chosen by it. During such 30-day period, the Parent Indemnified Party may make such filings, including motions for continuance (and answers if a motion for continuance has not been granted), as may be necessary to preserve the parties’ positions and rights with respect to such Third Party Claim (and the reasonable and documented fees and expenses of one counsel to the Parent Indemnified Party in connection therewith shall be considered “Damages” for purposes of this Agreement). If the Securityholder Representative undertakes the defense of a Third Party Claim, then (i) the Parent Indemnified Party may retain separate co-counsel at its sole cost and expense but shall not be entitled to any reimbursement with respect thereto (provided, that if, in the reasonable opinion of counsel to the

Parent Indemnified Party, (A) there are legal defenses available to the Parent Indemnified Party that are different from or additional to those available to the Securityholder Representative or (B) there exists a conflict of interest between the Securityholder Representative or any Company Indemnifying Parties, on the one hand, and the Parent Indemnified Party, on the other hand, that cannot be waived, the Company Indemnifying Parties shall be liable for (as “Damages” hereunder) the reasonable and documented fees and expenses of one separate counsel to the Parent Indemnified Party), (ii) the Securityholder Representative shall keep the Parent Indemnified Party advised of the status of the Third Party Claim and the defense thereof, and (iii) the Securityholder Representative shall reasonably consider recommendations made by the Parent Indemnified Party with respect thereto.

(b) Notwithstanding anything to the contrary in this Section 6.2, the Securityholder Representative shall not be entitled to assume or conduct, and the Parent Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim if (i) such Third Party Claim relates to or arises in connection with any criminal Action involving the Parent Indemnified Party; or (ii) if the amount equal to (A) (x) the Damages that Parent, in good faith reasonably expects to be incurred in connection with such claim minus (y) the maximum amount that such Parent Indemnified Party could then be entitled to recover under the applicable provisions of this Article VI, minus (B) the maximum amount that such Parent Indemnified Party could then be entitled to recover under the applicable provisions of this Article VI is greater than zero.

(c) If the Securityholder Representative does not assume control of the defense within 30 days after written notice of any such Third Party Claim or thereafter fails or ceases to defend such Third Party Claim, then (i) the Parent Indemnified Party shall have the right to undertake and control the defense of such Third Party Claim upon further advance written notice of five Business Days, (ii) the reasonable and documented fees and expenses of counsel to the Parent Indemnified Party in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the fees and expenses of more than one counsel for the Parent Indemnified Party with respect to a single Third Party Claim or a series of related Third Party Claims be considered “Damages” for purposes of this Agreement, and (iii) the Company Indemnifying Parties and the Securityholder Representative shall thereafter have no right to undertake the defense, compromise or settlement of such Third Party Claim.

(d) Notwithstanding anything in this Section 6.2 to the contrary, (i) the Securityholder Representative shall not, without the written consent of the Parent Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment unless such settlement or judgment (x) includes the giving by the claimant or the plaintiff to the Parent Indemnified Party of an unconditional release from all liability in respect of such Third Party Claim and (y) does not involve a finding or admission of wrongdoing on the part of the Parent Indemnified Party or impose an injunction or other equitable relief upon the Parent Indemnified Party, and (ii) the Parent Indemnified Party shall not, without the written consent of the Securityholder Representative (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Third Party Claim or consent to the entry of any judgment which does not include the giving by the claimant or the plaintiff to the Company Indemnifying Parties of an unconditional release from all liability in respect of such Third Party Claim.

(e) The parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with any Third Party Claims, and cooperate in any such defense and give each other reasonable access during normal business hours and upon reasonable advance notice to all information relevant thereto. Without limiting the generality of the foregoing, the party controlling the defense of any Third Party Claim shall (to the extent not inconsistent with the protection of attorney-client or other applicable privilege) deliver, or cause to be delivered, to the other party, upon request, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third Party Claim, and timely notices of, and the right to participate (as an observer) in any hearing or other court proceeding, meeting or negotiation relating to the Third Party Claim.

Section 6.3 Procedures for Claims Not Involving Third Parties. A Parent Indemnified Party wishing to assert a claim for indemnification under this Article VI that does not involve a Third Party Claim shall deliver a written notice (a “Claim Notice”) to the Securityholder Representative, which shall (a) state in reasonable detail the circumstances giving rise to the Damages, (b) specify the representation, warranty, covenant or agreement of this Agreement alleged to have been breached or not performed by the Company (as applicable), (c) specify the estimated amount of the Damages (the “Claim Amount”), and (d) make a request for any payment then believed due. The Securityholder Representative may, within 30 days after receipt by the Securityholder Representative of a Claim Notice, on the behalf of the Company Indemnifying Parties, deliver to the Parent Indemnified Party a written response disputing such claim. If no such written response is received by the Parent Indemnified Party within such 30-day period, then such claim for indemnification shall be conclusive against the Company Indemnifying Parties. If the Securityholder Representative in such written response contests the payment of the Claim Amount, then the Securityholder Representative and the Parent Indemnified Party shall use good faith efforts to arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Parent Indemnified Party and the Securityholder Representative within such 30-day period, then the parties may thereupon proceed to pursue any and all available remedies at law permitted under this Agreement.

Section 6.4 Survival; Limitations on Liability.

(a) Survival. The Company Fundamental Representations shall survive the Closing and continue in full force and effect until the expiration of the applicable statute of limitations, plus sixty days, at which time they shall expire. The other representations and warranties of the Company, and the covenants and agreements of the Company, set forth in this Agreement shall survive the Closing and continue until the date that is 18 months following the Closing Date, at which time they shall expire. The representations and warranties of the Parent and Merger Sub, shall expire at the Closing.

(b) Cap; Deductible.

(i) The maximum aggregate amount of indemnifiable Damages payable by the Company Indemnifying Parties under Section 6.1(a) (excluding any indemnifiable Damages payable by the Company Indemnifying Parties in respect of the Company Fundamental Representations) in respect of all claims made thereunder shall not exceed the sum of (A) $3,000,000, plus (B) 10% of the aggregate Milestone Payments and Revenue Payments (each such Milestone Payment and Revenue Payment to be valued at the applicable Parent Share Contingent Payment Price to the extent paid in Parent Shares) actually made, or due and payable, to the Company Securityholders pursuant to Section 2.16 (the “Cap”) and in no event shall any Company Indemnifying Party be obligated to indemnify the Parent Indemnified Parties for Damages in respect of such claims in excess of its Pro Rata Portion of the Cap. For purposes of this Article VI, “Pro Rata Portion” and “Cap” shall be calculated as of the date that any indemnification or other payment is to be made and notwithstanding anything to the contrary herein, a Company Indemnifying Party shall only be obligated to indemnify a Parent Indemnified Party to the extent it has actually received Merger Consideration (or such Merger Consideration has been paid to the Securityholder Representative or has been withheld by Parent pursuant to Section 2.16(h)) pursuant to this Agreement. Any amount of indemnifiable Damages that would have been payable by the Company Indemnifying Parties at a given time but for the application of the Cap as in effect at such time shall become immediately due and payable on the date of any subsequent increase in the Cap resulting from any Milestone Payment or Revenue Payment to the extent not restricted by such increased Cap.

(ii) No Parent Indemnified Party shall be entitled to indemnification for Damages claimed under Section 6.1(a) unless and until the aggregate amount of all Damages incurred by such Parent Indemnified Party in respect of such claims, taken together, exceeds $1,000,000 (the “Deductible”), at which time all such Damages incurred in excess of the Deductible shall be indemnifiable claims hereunder (subject to all the other terms and conditions set forth herein); provided, that the limitation set forth in this Section 6.4(b)(ii) shall not apply in respect of any indemnification claims in respect of breaches of any Company Fundamental Representations or Section 3.6(a) (Company Permits; Compliance With Law; Other Product Matters).

(c) Other Limitations. Notwithstanding anything to the contrary in this Agreement, (i) no Parent Indemnified Party shall make an indemnification claim hereunder for Damages for which written notice of the underlying claim was not duly delivered to the Securityholder Representative within the applicable time limitation set forth in Section 6.4(a) provided, however, that the failure to deliver such written notice within the applicable time limitation shall not release the Company Indemnifying Parties from their indemnification obligations except to the extent, and only to the extent, the Company Indemnifying Parties are prejudiced by such failure, (ii) the Parent Indemnified Parties shall only be entitled to indemnification for Damages that are ultimately quantifiable, and (iii) in no event shall the Company Indemnifying Parties have any liability to a Parent Indemnified Party for any punitive or special Damages, or Damages measured based on diminution in value or reputation, of such Parent Indemnified Party (except, in the case of clause (iii), to the extent that any of the foregoing Damages are awarded to a third party against any Parent Indemnified Party in circumstances in which such Parent Indemnified Party is entitled to indemnification hereunder).

After the Closing, the rights of the Parent Indemnified Parties under this Article VI shall be the sole and exclusive remedies of the Parent Indemnified Parties with respect to claims under this Agreement. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement of the Company in this Agreement shall give rise to any right on the part of any Parent Indemnified Party, after the Closing, to rescind this Agreement or any of the Transactions.

Section 6.5 Mitigation.

(a) The amount of any Damages for which indemnification is provided under this Article VI shall be reduced by any amounts actually recovered by any Parent Indemnified Party under any (x) indemnification or other recovery under any Contract between a Parent Indemnified Party and any third Person and (y) insurance policies with respect to such indemnification claim, less any increase in insurance premiums arising therefrom or relating thereto (each source named in clauses (x) and (y) of this Section 6.5(a), a “Collateral Source”). A Parent Indemnified Party shall seek full recovery for any Damages against all Collateral Sources to the same extent as it would if such Damages were not subject to indemnification hereunder. The Company Indemnifying Parties shall be subrogated to the rights of the Parent Indemnified Parties in respect of Damages indemnified by the Company Indemnifying Parties pursuant to this Article VI.

(b) Notwithstanding anything in this Agreement to the contrary, in no event shall any Parent Indemnified Party be entitled to indemnification pursuant to this Article VI or to make a claim for breach of any other provision of this Agreement or to any other remedy at Law or in equity to the extent any Damages were attributable to such Parent Indemnified Party’s own fraud or intentional misconduct. Each Parent Indemnified Party shall, to the extent practicable and reasonably within its control, take all commercially reasonable steps to mitigate any Damages upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Damages that are indemnifiable hereunder. No indemnification of the Parent Indemnified Parties will be available hereunder with respect to Damages directly resulting from actions of Parent or the Surviving Corporation after the Closing.

(c) If a Parent Indemnified Party has received the payment required under this Article VI from the Company Indemnifying Parties in respect of any Damages and later receives proceeds from insurance policies or payments from a Collateral Source in respect of the same Damages, then such Parent Indemnified Party shall hold such proceeds or other payments in trust for the benefit of the Company Indemnifying Parties and shall pay to the Securityholder Representative, within five (5) Business Days after receipt, an amount equal to the excess of (i) the amount previously received by the Parent Indemnified Party under this Article VI, plus the amount of the insurance payments or other recoveries from such Collateral Source actually received by such Parent Indemnified Party, over (ii) the amount of Damages with respect to such claim which the Parent Indemnified Party has become entitled to receive under this Article VI. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no Collateral Source shall be (A) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (B) relieved of the responsibility to pay any claims for which it is obligated.

Section 6.6 Calculation of Damages. Solely for the purposes of calculating Damages pursuant to this Article VI, any limitation as to “materiality” or “Company Material Adverse Effect” or words of like meaning set forth in such representation or warranty, except the representations and warranties of the Company set forth in Section 3.7(b) (Company Financial Statements) and clause (a) of Section 3.8 (No Company Material Adverse Effect), shall be disregarded.

Section 6.7 Securityholder Representative.

(a) For purposes of this Agreement, the Paying Agency Agreement, the Registration Rights Agreement, and the other ancillary agreements, documents and certificates pursuant to such agreements, including all waivers and amendments to such agreements, documents and certificates (collectively, the “Transaction Documents”), the Transactions and in any Action involving the Transaction Documents, each Company Indemnifying Party shall, without any further action on the part of any such Company Securityholder, be deemed to have consented to the appointment of the Securityholder Representative as the representative of such Company Securityholder, as the attorney-in-fact for and on behalf of each such Company Securityholder in accordance with the terms of its engagement as the representative of the Company Securityholders, and the taking by the Securityholder Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by the Transaction Documents in each case, as applicable. In connection therewith, the Securityholder Representative shall have the power and authority, on behalf of the Company Securityholders, as applicable, to: (i) execute and deliver the Transaction Documents (it being understood that no amendment shall be made which by Law requires further approval by the Company Stockholders without such further approval), and take all actions required or permitted to be taken under the Transaction Documents; (ii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims; (iii) act for the Company Indemnifying Parties (regardless of whether any such Company Indemnifying Party votes in favor of the adoption and approval of this Agreement and the approval of the Merger) with regard to all matters pertaining to indemnification pursuant to this Article VI, including the power to compromise any indemnification claim on behalf of the Company Indemnifying Parties and to transact matters of litigation or other claims; (iv) give, receive and forward all notices and communications required to be given or received by the Company Securityholders under the Transaction Documents and in connection with any of the transactions and other matters contemplated hereby or thereby (including the Transactions), including receiving service of process in connection with any claims under this Agreement and the Paying Agency Agreement; (v) engage attorneys, accountants, financial and other advisors and other Persons (including the Paying Agent) necessary or appropriate (at the expense of the Company Securityholders), in the sole discretion of the Securityholder Representative in the performance of its duties under this Agreement, and authorizing and directing the disbursement of funds to pay the fees and expenses of such Persons (including, for the avoidance of doubt, by directing the disbursement of a portion of any Milestone Payment or Revenue Payment payable to the Company Securityholders pursuant to this Agreement to pay the fees and expenses of such Persons prior to disbursing the remaining amount of such Milestone Payment or Revenue Payment to the Company Securityholders); and (vi) take all actions or refrain from doing any further act or deed on its own behalf or on behalf of the Company Securityholders that the

Securityholder Representative deems necessary or appropriate in its discretion relating to the subject matter of the Transaction Documents, as fully and completely as the Company Securityholders could do if personally present. Shareholder Representative Services LLC, a Colorado limited liability company, hereby accepts its appointment as the Securityholder Representative. The Securityholder Representative is authorized by each Company Securityholder to act on such holder’s behalf as required under the Transaction Documents. The Securityholder Representative may resign or be replaced in accordance with the terms of its engagement as the representative of the Company Securityholders and the newly appointed Securityholder Representative shall deliver written notice thereof to Parent and the Paying Agent (together with reasonable evidence thereof). Such substituted representative shall be deemed to be the Securityholder Representative for all purposes of the Transaction Documents. Such removal and appointment shall be effective upon the later of the date indicated in the written consent or the date such written consent is received by Parent and the Paying Agent. All decisions and actions by the Securityholder Representative shall be binding upon all Company Securityholders, and no Company Securityholders shall have the right to object, dissent, protest or otherwise contest the same.

(b) The Securityholder Representative shall act for the Company Securityholders on all of the matters set forth in the Transaction Documents in the manner the Securityholder Representative believes to be in the best interest of the Company Securityholders. The Securityholder Representative is authorized to act on behalf of the Company Securityholders notwithstanding any dispute or disagreement among the Company Securityholders. The Securityholder Representative shall be indemnified, defended and held harmless by the Company Securityholders from and against, and shall have no liability to the Company Securityholders in respect of, any and all losses, liabilities, expenses, damages, claims, penalties, fines, forfeitures, actions, out-of-pocket fees, costs and expenses (including the reasonable and documented fees and expenses of counsel) (collectively, “Representative Losses”) arising out of or in connection with the Securityholder Representative’s execution and performance of the Transaction Documents, in each case as such Representative Loss is suffered or incurred absent the Securityholder Representative’s or its Affiliates’ gross negligence, fraud or willful misconduct. If not paid directly to the Securityholder Representative by the Company Securityholders, any such Representative Losses may be recovered by the Securityholder Representative from any Milestone Payment or Revenue Payment at such time as any such amounts would otherwise be distributable to the Company Securityholders; provided, that while this Section 6.7(b) allows the Securityholder Representative to be paid from the Milestone Payments or Revenue Payments, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Securityholder Representative from seeking any remedies available to it at law or otherwise, unless such obligations are otherwise satisfied from such Milestone Payment or Revenue Payment. The Company Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Securityholder Representative or the termination of this Agreement.

The parties acknowledge that the Securityholder Representative’s obligations under this Article VI are solely as a representative of the Company Indemnifying Parties, and that the Securityholder Representative shall have no personal responsibility for any expenses incurred by it in such capacity.

(c) For all purposes of this Agreement:

(i) Parent shall be entitled to rely conclusively on the instructions and decisions of the Securityholder Representative as to the settlement of any claims for indemnification by any Parent Indemnified Party pursuant to this Article VI, or any other actions required or permitted to be taken by the Securityholder Representative hereunder or the Paying Agency Agreement or in connection with any of the transactions and other matters contemplated hereby or thereby;

(ii) the provisions of this Section 6.7 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Securityholder may have in connection with the transactions contemplated by the Transaction Documents; and

(iii) the provisions of this Section 6.7 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Securityholder, and any references in the Transaction Documents to a Company Indemnifying Party or a Company Securityholder shall mean and include the successors to the rights of each Company Indemnifying Party or Company Securityholder thereunder, whether pursuant to testamentary disposition, the Laws of descent and distribution or otherwise.

Section 6.8 Tax Treatment of Indemnification Provisions. The parties hereto agree that any indemnification payments made pursuant to this Agreement shall be treated for Tax purposes as an adjustment to the Merger Consideration, unless otherwise required by applicable Law or a good faith resolution of a Contest.

Section 6.9 Certain Waivers. Effective as of the Closing, each Company Securityholder shall unconditionally and irrevocably waive any claims that such Company Securityholder, in its capacity as a stockholder of the Company or as a holder of Company Options or Company Preferred Stock Warrants, has or may have in the future against the Company or its Subsidiary and releases, on its own behalf and on behalf of its successors and assigns, the Company, its Subsidiary and their respective Affiliates, directors and officers, from any and all Actions with respect thereto, except, in each case, for claims relating to or arising out of indemnification obligations owed to such Company Securityholder under applicable Law, this Agreement, indemnification agreements, the Company Organizational Documents or the Subsidiary Organizational Documents.

Section 6.10 Conflicts. To the extent there is a conflict between the provisions of this Article VI and the provisions set forth in Article VII, the provisions set forth in Article VII shall govern.

ARTICLE VII

TAX MATTERS

Section 7.1 Tax Returns.

(a) With respect to Tax Returns that are required to be filed by or with respect to the Company or its Subsidiary for the Pre-Closing Taxable Period, Parent shall file or cause to be filed such Tax Returns when due (taking into account any applicable extensions). Such Tax Returns shall be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. Parent shall deliver any such Tax Return to the Securityholder Representative for its review at least 30 days prior to the date on which such Tax Return is required to be filed. If the Securityholder Representative disputes any item on such Tax Return relating to Taxes for which Parent is entitled to be indemnified pursuant to Article VI, then it shall notify Parent of such disputed item (or items) and the basis for its objection. Parent and the Securityholder Representative shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If Parent and the Securityholder Representative cannot resolve any disputed item, then the item in question shall be resolved by PricewaterhouseCoopers LLP (the “Independent Accountant”) or, if such Person is unable or unwilling to act as the Independent Accountant, such other nationally recognized accounting firm reasonably acceptable to Parent and the Securityholder Representative. The costs and expenses of the Independent Accountant shall be borne equally by the Company Securityholders, on the one hand, and Parent, on the other hand.

(b) The parties hereto shall treat the taxable year of the Company and its Subsidiary as ending on the Closing Date where required or allowable by applicable Law and, except as provided under the “next day rule” of Treasury Regulation Section 1.1502-76, shall allocate income to the period ending on the Closing Date based on a closing of the books as of the Closing Date. The parties hereto further agree that no ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any other similar Law shall be made with respect to the transactions contemplated in this Agreement on any Tax Return described in Section 7.1(a). In accordance with Treasury Regulation Section 1.1502-76 and any analogous Law, any Tax related to any extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date; provided, that, in preparing any Tax Return described in Section 7.1(a), to the extent permitted by applicable Tax Law, the parties shall treat, and cause their respective Affiliates to treat, any and all U.S. federal and state income tax deductions attributable to the Acquisition Expenses payable at the Closing pursuant to Section 2.14(a)(ii) as allocable to the portion of the Closing Date that is before the Closing and not as accruing on the day after the Closing pursuant to the “next day” rule of Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) or any analogous Law.

Section 7.2 Contest Provisions.

(a) Following the Closing Date, except as provided in Section 7.2(b), Parent shall control the conduct, through counsel of its own choosing, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company, the Surviving Corporation or its Subsidiary (any such audit, claim for refund, or proceeding relating to an asserted Tax liability being a “Contest”).

(b) Parent shall promptly notify the Securityholder Representative in writing of receipt by Parent or any of its Affiliates of notice of any pending or threatened Contest following the Closing Date that relates to Taxes for which Parent is entitled to be indemnified pursuant to Article VI; provided, however, that the failure to provide such prompt written notice shall not release the Company Indemnifying Parties from their indemnification obligations except to the extent, and only to the extent, that, but for such failure, the Tax liability in question could have been avoided. The Securityholder Representative shall have the right to control the conduct of a Contest that relates to Taxes for a taxable period ending on or before the Closing Date, but Parent shall have the right to participate in such Contest at its own expense. The Securityholder Representative shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company, the Surviving Corporation or its Subsidiary for which Parent is not entitled to be indemnified pursuant to Article VI without the reasonable consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if the Securityholder Representative informs Parent in writing that it chooses not to assume control of the conduct of any such Contest, then Parent shall assume control of such Contest but shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company, the Surviving Corporation or its Subsidiary relating to Taxes for which Parent is entitled to be indemnified pursuant to Article VI without the reasonable consent of the Securityholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned. Parent shall have the right to control the conduct of any other Contest that relates to Taxes for which Parent is entitled to be indemnified pursuant to Article VI, but the Securityholder Representative shall have the right to participate in such Contest at its own expense. Parent shall not be able to settle, compromise and/or concede any portion of such Contest that is reasonably likely to affect the Tax liability of the Company, the Surviving Corporation or its Subsidiary for which Parent is entitled to be indemnified pursuant to Article VI without the reasonable consent of the Securityholder Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 7.3 Termination of Tax Allocation Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements relating to Tax matters (“Tax Sharing Agreements”) to which the Company or its Subsidiary is a party shall be terminated as of the Closing Date and, from and after the Closing Date, neither the Surviving Corporation nor its Subsidiary shall have any liability thereunder other than any Tax Sharing Agreements solely among the Surviving Corporation and its Subsidiary.

Section 7.4 Assistance and Cooperation.

(a) The Securityholder Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Surviving Corporation and its Subsidiary as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest.

(b) The Securityholder Representative and Parent shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company, the Surviving Corporation or its Subsidiary (or their income or assets) with respect to any Tax, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.4. Any information obtained under this Section 7.4(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

(c) Each of Parent and the Surviving Corporation shall (i) use reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company and its Subsidiary that relate to Pre-Closing Taxable Periods for the applicable statute of limitations for the Taxes in question and shall hereafter provide the Securityholder Representative with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to the Securityholder Representative upon its written request prior to any such destruction, abandonment or disposition and (iii) allow the Securityholder Representative and its Affiliates and their respective agents and representatives, at times and dates reasonably and mutually acceptable to the parties, to from time to time inspect and review such records to the extent relating to the Company, the Surviving Corporation or its Subsidiary as the Securityholder’s Representative may deem necessary or appropriate; provided, however, that in all cases, such activities are to be conducted by the Securityholder Representative during normal business hours and at the Securityholder Representative’s sole expense provided, further, for the avoidance of doubt, that Parent shall not be required to provide access to any consolidated, combined, affiliated, unitary or other Tax Return of Parent or any Subsidiary of Parent, or any Tax or accounting records related thereto. Any information obtained under this Section 7.4(c) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

Section 7.5 Refunds.

(a) The Company Securityholders will be entitled to any refunds (including interest received thereon) in respect of any Taxes for which Parent is entitled to be indemnified pursuant to Article VI. Parent shall cause such refund to be paid to the Securityholder Representative promptly after it is received. Notwithstanding the foregoing sentence, any Tax refund (or equivalent benefit to the Company Securityholders through a reduction in Tax liability) for a period before the Closing Date arising out of the carryback of a loss or credit incurred by the Surviving Corporation or its Subsidiary in a taxable year ending after the Closing Date shall be the property of Parent and, if received by any Company Securityholder or the Securityholder Representative, shall be payable promptly to Parent.

(b) Except as provided in Section 7.5(a), the Surviving Corporation will be entitled to any refunds (including any interest received thereon) in respect of any Tax liability of the Company, the Surviving Corporation or its Subsidiary.

Section 7.6 Conveyance Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, on the one hand, and the Company Securityholders, on the other hand,

shall each be responsible for and shall pay 50% of any sales, use, value added, transfer, stamp, registration, documentary, excise, real property transfer, or similar Taxes incurred as a result of the Merger.

ARTICLE VIII

FEES, AMENDMENT AND WAIVER

Section 8.1 Fees, Costs and Expenses. Except as provided in Section 7.1(a), and the second sentence of this Section 8.1, all fees, costs and expenses incurred in connection with this Agreement and the Transactions hereby shall be paid by the party incurring such expenses, whether or not the Transactions are consummated. Parent shall pay, or cause to be paid, all fees, costs and expenses of the Paying Agent.

Section 8.2 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after receipt of the Company Stockholder Approvals, but, after receipt of the Company Stockholder Approvals, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub, the Company, and the Securityholder Representative.

Section 8.3 Waiver. By action taken or authorized by such party’s board of directors, or other similar governing body or Person, (a) Parent may (i) extend the time for the performance of any of the obligations or other acts of the Securityholder Representative, Company Securityholders, or the Company (solely with respect to the Company, for periods prior to the Effective Time), or (ii) waive compliance with any of the covenants or agreements of the Securityholder Representative, Company Securityholders, or the Company, (b) the Securityholder Representative may (i) extend the time for the performance of any of the obligations or other acts of Parent or the Surviving Corporation (for periods after the Effective Time), or (ii) waive compliance with any of the covenants or agreements of Parent and the Surviving Corporation, and (c) the Company, prior to the Effective Time, may (i) extend the time for the performance of any of the obligations or other acts of Parent (for periods prior to the Effective Time), or (ii) waive compliance with any of the covenants or agreements of Parent (for periods prior to the Effective Time). Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered personally, (ii) five days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address), or (iii) immediately when sent by facsimile or email (so long as confirmation of transmission is electronically or mechanically generated and kept on file by the sending party) to the facsimile number or email address specified below (or at such other facsimile number or email address for a party as shall be specified by like changes of facsimile numbers or email addresses):

If to Parent or Merger Sub, to:

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, MA 01701

Facsimile: (508) 739-0948

Email: lknopf@heartwareinc.com

Attention: Lawrence Knopf, Esq.

with copies (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Facsimile: (212) 848-7179

Email:	cobrien@shearman.com robert.katz@shearman.com

Attention:	Clare O’Brien, Esq. Robert Katz, Esq.

If to the Company, to:

CircuLite, Inc.

500 Frank W. Burr Boulevard, Suite 40

Teaneck, NJ 07666

Facsimile: (212) 543-2431

Email: psouthworth@circulite.com

Attention: Paul J. Southworth

with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile: (212) 757-3990

Email:	rschumer@paulweiss.com tstewart@paulweiss.com
Attention:	Robert B. Schumer, Esq. Tarun M. Stewart, Esq.

and

Dentons LLP

101 JFK Parkway

Short Hills, NJ 07078-2708

Facsimile:	(973) 912-7173
Email:	john.cleary@dentons.com
Attention:	John L. Cleary, Esq.

If to the Securityholder Representative, to:

Shareholder Representative Services LLC

1614 15th Street, Suite 200

Denver, CO 80202

Facsimile:	(303) 623-0294
Email: deals@shareholderrep.com
Attention:	Managing Director

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Facsimile:	(212) 757-3990
Email:	rschumer@paulweiss.com tstewart@paulweiss.com
Attention:	Robert B. Schumer, Esq. Tarun M. Stewart, Esq.

Section 9.2 Headings; Table of Contents. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 9.4 Entire Agreement. This Agreement (together with the Exhibits hereto and the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, except as set forth in Section 5.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.7 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Transactions, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party agrees that prior to the valid termination of this Agreement pursuant to Article VIII, the parties shall be entitled, without posting a bond or similar indemnity, to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court as specified in Section 9.10, in addition to any other right or remedy to which they are entitled at law or in equity.

Section 9.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

Section 9.9 Governing Law; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(b) ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH CLAIM SHALL BE EFFECTIVE AGAINST ANY PARTY IF GIVEN PERSONALLY OR BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OF MAIL THAT REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED TO SUCH PARTY AS HEREIN PROVIDED. NOTHING HEREIN CONTAINED SHALL BE DEEMED TO AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER PARTY IN ANY OTHER JURISDICTION.

(c) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 9.9(a), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 9.9(a) AND THIS SECTION 9.9(c).

Section 9.10 Consent to Jurisdiction. EACH PARTY HERETO AGREES AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY DELAWARE STATE OR FEDERAL COURT SITTING IN WILMINGTON, DELAWARE, AND ANY APPROPRIATE APPELLATE COURTS THEREFROM, WITH RESPECT TO ALL MATTERS RELATING TO THIS AGREEMENT AND TO THE TRANSACTIONS, WAIVES ALL OBJECTIONS BASED ON LACK OF VENUE AND FORUM NON CONVENIENS, AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION OF ALL SUCH COURTS.

Section 9.11 Interpretation. The interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, clause, subclause, paragraph and Exhibit are references to the Articles, Sections, clauses, subclauses, paragraphs and Exhibits to this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter (as applicable) unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Exhibits hereto, the Company Disclosure Letter and the Parent Disclosure Letter; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in the Transaction Documents shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (j) a reference to any Person includes such Person’s successors and permitted assigns; (k) any reference to “days” means calendar days unless Business Days are expressly specified; (l) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next succeeding Business Day; (m) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder and as such Law or rules and regulations promulgated thereunder may be amended, supplemented or otherwise modified; and (n) any reference to any Contract shall be deemed to refer to such Contract as the same may be amended, supplemented or otherwise modified prior to the date hereof, unless the context requires otherwise.

Section 9.12 Conflicts of Interest. Paul, Weiss, Rifkind, Wharton & Garrison LLP, Dentons US LLP, Axinn, Veltrop & Harkrider LLP, Covington & Burling LLP and Trenz Steuerberater und Rechtsanwälte (collectively, the “Company Law Firms”) have represented the Company and its Subsidiary, the Company Securityholders and the Securityholder Representative. All of the parties recognize the community of interest that existed until the Closing, and the parties agree that such community of interest should continue to be recognized after the Closing. Specifically, the parties agree that Parent shall not, and shall cause the Surviving Corporation and its Subsidiary to not, seek to have any of the Company Law Firms disqualified from representing any Company Securityholder or the Securityholder Representative in any dispute (whether in contract or tort) that may arise between the Company Securityholders and the Securityholder Representative, on the one hand, and Parent, the Surviving Corporation or its Subsidiary, on the other, based upon, arising out of or related to the Transaction Documents or any of the Transactions in whole or in part.

Section 9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when Parent, Merger Sub, the Company and the Securityholder Representative shall have executed this Agreement. This Agreement may be delivered by facsimile or .pdf transmission.

[Signature pages follow.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Securityholder Representative have caused this Agreement to be signed, all as of the date first written above.

PARENT

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Douglas Godshall
	Name:	Douglas Godshall
	Title:	President and Chief and Executive Officer

MERGER SUB

CHRONOS MERGER SUB INC.

By:	/s/ Douglas Godshall
	Name:	Douglas Godshall
	Title:	President and Chief and Executive Officer

[Signature Page to Agreement and Plan of Merger]

COMPANY

CIRCULITE, INC.

By:	/s/ Paul J. Southworth
	Name:	Paul J. Southworth
	Title:	President and Chief and Executive Officer

SECURITYHOLDER REPRESENTATIVE

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Securityholder Representative

By:	/s/ W. Paul Koenig
	Name:	W. Paul Koenig
	Title:	Managing Director

[Signature Page to Agreement and Plan of Merger]